As filed with the Securities and Exchange Commission on August 22, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Venu Holding Corporation

(Exact name of registrant as specified in its charter)

Colorado	7900	82-0890721
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1755 Telstar Drive

Suite 501

Colorado Springs, Colorado 80920

(719) 895-5483

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JW Roth

Chief Executive Officer

1755 Telstar Drive

Suite 501

Colorado Springs, Colorado 80920

(719) 895-5483

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter F. Waltz, Esq. Katherine E. Rios, Esq. Dykema Gossett PLLC 111 East Kilbourn Avenue Suite 1050 Milwaukee, Wisconsin 53202 (414) 488-7321	Richard A. Friedman, Esq. Stephen A. Cohen, Esq. Michael Blane, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10012-0015 (212) 653-8700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 22, 2025

1,724,138 Shares

Common Stock

Venu Holding Corporation

This is a firm commitment public offering of shares of common stock, par value $0.001 (“Common Stock”) of Venu Holding Corporation (the “Company,” “we,” “our,” and “us”) at an assumed public offering price of $17.40, the last reported sales price of our Common Stock on the NYSE American LLC on August 19, 2025. The final public offering price of our shares of Common Stock will be determined through negotiation between us and the underwriter in the offering, and the recent market prices used throughout this prospectus may not be indicative of the final offering price.

Shares of our Common Stock are listed on the NYSE American LLC under the symbol “VENU.” On August 19, 2025, the last reported sales price of our Common Stock was $17.40 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced reporting requirements.

Investing in our Common Stock involves a high degree of risk. See the “Risk Factors” section beginning on page 17. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us, before expenses	$	$

(1)	We refer you to “Underwriting” beginning on page 32 for additional information regarding underwriters’ compensation. Excludes fees and expenses payable to the underwriter and other expenses of this offering.

We have granted a 45-day option to the representative of the underwriters to purchase up to an additional 258,621 shares of our Common Stock, solely for the purpose of covering over-allotments, if any.

The underwriter expects to deliver the shares of our Common Stock to purchasers on or about             , 2025.

ThinkEquity

The date of this prospectus is                        , 2025.

VENU

LIVE MUSIC | ENTERTAINMENT | LUXURY HOSPITALITY

FAN FOUNDED.
FAN OWNED.

BOURBON BROTHERS

BOURBON ROOM

LIVE
MUSIC

BOURBON
BROTHERS

At VENU, we are more than a company, we are a community. We are fan-founded and fan-owned, and we're here to create experiences that our fans will love.

We revolutionize unforgettable entertainment and hospitality destinations that unite people through the power of music, community, and luxury.

We're redefining the entertainment landscape and inviting investors and music fanatics to join our disruptive movement as we expand our presence nationwide.

VENU

FAN FOUNDED.
FAN OWNED.

Venu Holding Corporation

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ABOUT THIS PROSPECTUS

Basis of Presentation

We are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this prospectus or to which we have referred you. Neither we nor the underwriter has authorized any other person to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of our Common Stock. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither the delivery of this prospectus, nor any sale or delivery of our Common Stock, shall under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “the Company,” and “Venu” refer to Venu Holding Corporation and its subsidiaries, and references to “Common Stock” refer to the Company’s common stock, $0.001 par value per share.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information.” You should carefully read this prospectus as well as the additional information described under the section of this prospectus entitled “Information Incorporated By Reference” before deciding to invest in our securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section of this prospectus entitled “Where You Can Find More Information.”

Neither we nor the underwriter has taken any action that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus and any free writing prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

Market, Industry, and Other Data

This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various third-party sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriter has independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by us and independent third parties, and you are cautioned against giving undue weight to such estimates.

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Trademarks and Trade Names

We own or have rights to various trademarks, service marks, and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks, and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names, or products in this prospectus is not intended to, and does not imply, a relationship with or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus may appear without the ®, TM, or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks, and trade names.

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PROSPECTUS SUMMARY

This summary provides an overview of information appearing elsewhere in this prospectus and highlights the key aspects of this offering. This summary does not contain all of the information you should consider prior to investing in our Common Stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference into this prospectus, before making any investment decision. Our fiscal year ends on December 31. Unless the context otherwise requires, references to “Venu,” the “Company,” “we,” “us,” and “our” in this prospectus refer to Venu Holding Corporation and our consolidated subsidiaries.

Our Business

Venu is an entertainment and hospitality holding company based in Colorado Springs, Colorado. Through several subsidiary entities, Venu designs, develops, owns, and operates (whether directly or through third-party operators) up-scale music venues, outdoor amphitheaters, and full-service restaurants and bars where music, dining, and luxury experiences converge. Venu was founded in 2017. Since its inception, Venu has strived to set a new standard in the hospitality and entertainment industry through its entertainment-campus venue concept and to meet the growing demand for live entertainment by developing new venues in strategically selected, rapid-growth, entertainment-underserved markets. Venu takes pride in being a catalyst for memorable experiences, a champion of local entertainment, and a contributor to vibrant communities.

To date, Venu has developed, or is in the process of developing, three restaurant concepts and one bar concept, as well as live music, indoor venues that accommodate approximately 1,400 guests and outdoor amphitheaters that accommodate 8,000 or greater guests. Currently, Venu operates two indoor venues, three restaurants, and one outdoor amphitheater across Colorado and Georgia. To complement its first outdoor amphitheater, the Ford Amphitheater, which opened in Colorado in August 2024, Venu expects to complete its opening of an associated mixed-use development adjacent to the Ford Amphitheater in fall 2025, which will consist of a fine-dining restaurant, Roth’s Sea & Steak (“Roth’s”), a rooftop bar and lounge, Brohan’s, and two premier, configurable hospitality spaces framing either side of Roth’s, called Notes Hospitality Collection (“NHC”), to be used for hosting corporate events, weddings, trade shows, conventions, and other events. Venu is aiming to develop additional venues in Oklahoma, Texas, and potentially other locations, with the expected opening of an amphitheater in Broken Arrow, Oklahoma in the summer of 2026 and other venues later in 2026.

Venu owns and operates, or will operate, a variety of restaurant, live entertainment, music venue, and hospitality concepts, including its indoor music venue concept, Bourbon Brothers Presents (“BBP”), its outdoor music amphitheater concept, The Sunset Amphitheater, its various restaurants and bars, including Bourbon Brothers Smokehouse & Tavern (“BBST”) and Roth’s, and its premier hospitality space, NHC. Venu’s current open and planned restaurants and venue projects, including the markets in which they operate or are planned, are identified in this prospectus, including under the heading “Project and Development Status.”

Music Venue Concepts

Bourbon Brothers Presents (Indoor Music Hall)

BBP is the Company’s indoor intimate music and event venue known for promoting national-touring artists as well as upcoming artists and premier local bands and performers. This concept served as Venu’s entry into the live-entertainment venue business. Venu currently operates BBP venues in Colorado (“BBP CO”) and Georgia (“BBP GA”), each of which is designed to flexibly handle approximately 1,400 concertgoers for a general admission concert featuring national-touring artists, or to comfortably accommodate roughly 500-700 people for fully seated events, complete with eight-top tables for intimate concerts, dueling pianos, tribute bands, and other genres that consistently lure entertainment fans. BBP CO, which was originally known as “The Hall at Bourbon Brothers” or “Boot Barn Hall,” like BBP GA is called, became known as “Phil Long Music Hall at Bourbon Brothers” (“Phil Long Hall”) in August 2024. Venu is evaluating developing and then opening a new BBP venue in the Denver metropolitan area. To date, rather than engaging a third-party operator, Venu has directly operated and managed its BBP venues. From time to time, Venu may also explore other music, restaurant, and entertainment venue concepts.

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Although live-entertainment promotion is the foundation of Venu’s BBP model, Venu also generates incremental revenue from each BBP location through event rentals, naming rights, and sponsorship sales. The Company charges varying rental rates depending on an array of factors, including the time, day, and date of the rental, the event purpose, and the number of attendees. BBP CO has been rented by a multitude of organizations and businesses for proms and homecomings, corporate functions, political events, and weddings. Venu’s current title sponsor for its BBP GA location is Boot Barn Holdings, Inc. (NYSE: BOOT) (“Boot Barn”), a leading retailer of western and work-related apparel and footwear. Beyond selling the naming rights to its venues, Venu has developed a menu of sponsorship inventory for each of its locations, which primarily offers table and event sponsorship opportunities.

The Sunset Amphitheaters (Outdoor Amphitheaters)

Venu’s current primary focus is to develop significantly larger outdoor amphitheaters, capable of accommodating audiences of at least 8,000, that will attract major national-touring entertainers and will be managed by leading music and entertainment event presenters. In May 2023, the Company broke ground on the development of The Sunset Amphitheater, now known as the “Ford Amphitheater” (“Ford Amphitheater”), its first open-air, 8,000-person amphitheater, located in Colorado Springs, Colorado, that offers concertgoers unobstructed views of Pikes Peak, the Rocky Mountains, and the United States Air Force Academy. As further described in this prospectus, in July 2024, Venu entered into a Name and Sponsorship Rights Agreement and sold the naming rights to this venue, pursuant to which the venue is known as “Ford Amphitheater.” Ford Amphitheater had its grand opening in August 2024. Ford Amphitheater is meant to complement BBP CO as a venue capable of hosting larger national-touring acts. Venu expects to host up to 35 – 40 concerts and events during Ford Amphitheater’s six-month peak season each year from May through October. For its initial shortened season of August through October 2024, 20 concerts were held. Through August 16, 2025, 17 concerts have been held at Ford Amphitheater during the 2025 season and, as of the date of this prospectus, another 11 concerts are scheduled for the remainder of the 2025 season.

Venu has also entered into public-private partnerships to open additional Sunset Amphitheater venues in Broken Arrow, Oklahoma (“The Sunset BA”), McKinney, Texas (“The Sunset McKinney”), and El Paso, Texas (“The Sunset El Paso”).

Restaurant Concepts

Bourbon Brothers Smokehouse & Tavern

BBST is the Company’s flagship full-service restaurant concept. BBST serves American classics and Southern staples out of a scratch kitchen, accompanied by a selection of rare bourbons, ryes, and whiskies, as well as local craft beers. Venu currently operates BBST restaurants in Colorado Springs, Colorado (“BBST CO”) and Gainesville, Georgia (“BBST GA”), both of which were designed with a unique blend of dining, bar, and patio or lounge areas that can comfortably accommodate up to 300 customers at one time.

Roth’s Sea & Steak and Notes Hospitality Collection

Roth’s will be an upscale seafood and chophouse in a mixed-use development adjacent to Ford Amphitheater in Colorado Springs, Colorado. The property sits on a total of 4.97 acres and will be designed to capture views of the Rocky Mountains along with unobstructed views of the Ford Amphitheater’s stage. Roth’s will also feature a top-shelf bar and lounge, named Brohan’s, on the second floor of the mixed-use development, which will offer premium views of Ford Amphitheater that can be monetized during marquee shows.

NHC will feature two, approximately 5,000-square-foot configurable hospitality spaces framing either side of Roth’s on the first floor, which the Company believes will be a premier venue rental location for hosting corporate events, weddings, trade shows, conventions, and other occasions. NHC’s second floor will consist of over 8,000 square feet that can be flexibly configured into corporate VIP suites, which will feature indoor and outdoor components and will overlook Ford Amphitheater and the Rocky Mountains. Each suite is expected to have a designated corporate sponsor and will be available to rent during Ford Amphitheater events.

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Notes Eatery

“Notes Eatery” was a restaurant operated by the Company until its closing in July 2025. That restaurant originally opened as “Notes” bar in fall 2022 in the Phil Long Hall-anchored development of the Polaris Pointe retail center in Colorado Springs, Colorado, but expanded to a full restaurant in May 2024. The live music and social bar served a jazz brunch, while also hosting private events for breakfast, lunch, and dinner. The Company does not currently expect to re-open Notes Eatery or a restaurant with a similar theme.

Market Opportunity

The music industry has evolved in recent years and decades by the digitalization of the ways in which music is produced, distributed, marketed, and consumed. Physical music sales have been largely displaced by a shift to, and rise in, music streaming, digital downloads, and consumer preference for subscription-based, on-demand music services. While those structural changes have made the music industry more accessible for artists, they have also led to diminishing album-sale revenues, decreasing radio royalties, and difficultly for artists to monetize the streaming platforms that now dominate the industry. In response, artists have become increasingly incentivized to tour. We believe that various markets lack high quality venues that would attract performers and tours, particularly in mid-sized metropolitan areas or on the outskirts of larger metropolitan areas that have experienced significant geographic and population growth in recent years. To date, our restaurant concepts (including smaller indoor venues), amphitheater projects and planned outdoor amphitheaters (with adjoining developments) have focused on markets that we believe will support upscale restaurant concepts and live performance venues, such as Colorado Springs, Colorado, Gainesville, Georgia (in the outlying areas of the Atlanta metropolitan area), Tulsa, Oklahoma, the Oklahoma City, Oklahoma metropolitan area, McKinney, Texas (in the outlying areas of the Dallas and Fort Worth metropolitan areas), the El Paso, Texas metropolitan area and the Houston, Texas metropolitan area. Our management team, led by our Chief Executive Officer, is seasoned in founding early-stage companies and then growing and financing their operations. In addition to our management team, we believe our growth and business strategies outlined below position Venu to capitalize on the demand and growth potential in the music and live entertainment industry.

Competitive Strengths

Our strengths include:

●	our market-expansion strategy, which includes a methodical site-selection plan for developing new properties and adherence to regimented criteria for establishing our business in new markets,

●	our attention to detail and skill in designing venues with modern, premium features that attract audiences and enhance customer experience;

●	our strategic partnerships with municipalities that see the long-term value of our entertainment assets and choose to invest local resources into the construction and development of our venues;

●	our strategic partnerships with other companies that allow our venues to be operated efficiently and effectively by third party partners with significant industry experience; and

●	our strong and seasoned management team.

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Growth and Business Strategies

Venu prides itself on its luxury venues and exceptional service intended to provide unparalleled experiences to our patrons. With a growing demand for live entertainment and touring acts, Venu strategically develops projects in rapid-growth areas and negotiates naming rights with ubiquitous brands to become a highly sought-after entertainment and hospitality company by municipalities across the country. Our primary means of achieving our growth objectives is to continue expanding through venue and infrastructure development without substantial future dilution. Key components of our business strategy include:

●	Elevating customers’ live music and entertainment experiences. Venu’s current and anticipated collection of restaurants and luxury venue properties are designed to enhance the customer experience through thoughtfully designed spaces and a spectrum of ticket and menu offerings that accommodate the needs and desires of a wide range of customers, whether their priority is to enjoy an outing that maximizes both fun and affordability or to be treated to a decadent, VIP type of experience.

●	Adhering to strict site-selection criteria when expanding to new markets. In determining where to develop its venues, to date, Venu has focused on markets in warmer weather locations, in metro areas that have expanded substantially, and where there are few entertainment venues in the outer lying areas (such as the greater Atlanta, Georgia market), or in mid-market metro areas that Venu believes have been overlooked with respect to live-music entertainment opportunities (such as Tulsa, Oklahoma).

●	Attracting top-tier entertainment by partnering with premier music and entertainment event presenters. Venu strategically contracted with a subsidiary of the Anschutz Entertainment Group (“AEG”), a major music and entertainment events presenter, to operate Ford Amphitheater in Colorado. By relying on AEG and its reputation for exceptional quality and reliability in producing and promoting music and entertainment, the Company believes that AEG is a valuable partner and will attract top entertainment to the Company’s first outdoor amphitheater.

●	Obtaining financial incentives from municipalities. Across the country, the Company has worked with city officials and economic development funds that sell land substantially below market value and offer other property-related financial incentives, like tax abatements and property tax refunds, to induce companies like Venu to develop entertainment campuses and other properties in their towns. For example, by pursuing and utilizing these financial incentives, Venu was able to purchase 1.7 acres of land from the City of Gainesville, Georgia for $800,000, approximately 13 acres from the City of Broken Arrow, Oklahoma for approximately $580,000, and 20 acres of land in El Paso, Texas (without paying a cash payment at closing), in each case in exchange for Venu’s agreement to develop a restaurant and music hall (in the case of Gainesville) and an amphitheater venue and campus (in the case of Broken Arrow and El Paso) on those properties.

●	Pre-selling naming rights, sponsorships, and interests in suites. Venu seeks to pre-sell the naming rights to its venues and generate capital that can be used to finance development-related costs. The cost of naming rights for each of Venu’s venues range from approximately $140,000 per year for an indoor concert venue, such as Phil Long Hall, to up to $2,000,000 per year for a large outdoor amphitheater, like The Sunset McKinney that Venu anticipates opening in McKinney, Texas in the third quarter of 2026. Venu also accumulates financing and acquisition capital by selling non-voting membership units of specific subsidiaries, which entitle holders to various in-kind benefits, such as rights to use of the firepit suites at the Company’s outdoor music amphitheaters as well as certain preferential economic rights at the applicable amphitheater projects (such as parking benefits). The rights associated with the non-voting membership units are set forth in each subsidiary’s operating agreement, which provides that any distributions of available cash that is attributable to a defined portion of revenues generated by ticket sales for an event held at a specific venue project will be distributed to the non-voting members (which include all members except Venu and its subsidiaries), with the excess to be distributed to the voting member (which is Venu or a wholly-owned subsidiary). Similarly, with respect to certain amphitheater projects, the Company expects to lease suite rights to investors who hold non-voting interests in the subsidiary that owns the applicable amphitheater project, or otherwise sell rights akin to lease-hold interests to suites at certain of its amphitheater projects.

●

Limiting the use of debt capital. Although Venu has, in part, utilized debt as a component of the financing used to acquire certain of its real property assets (such as the properties where the Ford Amphitheater is located in Colorado Springs, Colorado and BBST GA is located in Gainesville, Georgia), to date, Venu has limited its use of debt financing in its land acquisitions. A significant component of Venu’s strategy for acquiring and financing properties involves entering into public-private partnerships with municipalities and negotiating related incentives, which has allowed Venu to, in many cases, limit its use of debt financing to acquire the parcels where its venues are located. Based on the land acquisitions that Venu has negotiated to date with various municipalities, Venu believes it can acquire land inexpensively by continuing to strategically partner with municipalities.

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Going Concern

Venu had an accumulated deficit of $76,842,171 and $47,361,208 as of June 30, 2025 and December 31, 2024, respectively, and incurred net losses of $31.7 million and $32.9 million, respectively, during the six months ended June 30, 2025 and the year ended December 31, 2024. These conditions raised substantial doubt about Venu’s ability to continue as a going concern. However, as of the issuance of our consolidated financial statements, we have concluded that there is not substantial doubt about our ability to continue as a going concern for the next twelve months. Any doubt regarding our ability to continue as a going concern was alleviated by our plan to add additional venue locations and to continue our business operations. Venu believes that cash on hand, anticipated improved profitability in 2025 from operating venues and restaurants in Colorado Springs, Colorado and Gainesville, Georgia, the full season of operations of Ford Amphitheater in 2025, and additional capital raising and debt financing will allow Venu to continue its business operations for at least 12 months from the date of this prospectus. Nonetheless, Venu’s continued implementation of its business plan to add additional locations is dependent on its future engagement in strategic locations, real estate transactions, capital raising, and debt financing. There is no guarantee that we will be able to successfully execute on our business plan.

Capital Structure

Under our Articles of Incorporation, the Company is authorized to issue up to 150,000,000 shares of stock, par value $0.001 per share, of which (i) 144,000,000 shares are denominated as Common Stock; (ii) 1,000,000 shares are denominated as Class B Non-Voting Common Stock; and (iii) 5,000,000 shares are denominated as Preferred Stock. Each share of Common Stock entitles its holder to one vote with respect to any matters submitted to the shareholders for a vote, whereas a share of Class B Non-Voting Common Stock does not entitle a holder to vote (except as may be required by law). Except with respect to voting rights, our Common Stock and Class B Non-Voting Common Stock have the same preferences, limitations, and relative rights in all respects. The shares of Class B Common Stock are not convertible into Common Stock or any other security of the Company, as the Company’s Articles of Incorporation and other governing documents do not prescribe circumstances or events that require the conversion of shares of Class B Non-Voting Common Stock into Common Stock or provide holders with the right, at their option or volition, to convert their shares of Class B Non-Voting Common Stock.

Our Preferred Stock may be issued from time to time in one or more series, each of which will have a distinctive designation or title as determined by our Board, which is authorized to establish the designations, preferences, limitations, restrictions, and relative rights of the Preferred Stock and any variations in the relative rights and preferences as between different series of Preferred Stock in accordance with the Colorado Business Corporations Act. As of August 19, 2025, the Company had the following shares of capital stock issued and outstanding: (i) 40,311,231 shares of Common Stock; (ii) 379,990 shares of Class B Non-Voting Common Stock; and (iii) 675 shares of Series B 4% Contingently Redeemable Convertible Cumulative Preferred Stock (“Series B Preferred Stock”).

Corporate Information

The Company was originally formed in Colorado on March 13, 2017 as Bourbon Brothers Restaurants, LLC, a Colorado limited liability company, prior to its conversion to a Colorado corporation and name change to Notes Live, Inc. on April 6, 2022. On September 6, 2024, we changed our name to “Venu Holding Corporation”. Our principal executive office is located at 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920. Our telephone number at that address is (719) 895-5483. Our website address is https://venu.live/. Information contained on or that can be accessed through our website is not incorporated by reference into this prospectus. Investors should not consider any such information to be part of this prospectus.

Initial Public Offering

In November 2024, the Company completed an initial public offering of 1,200,000 shares of Common Stock at a public offering price of $10.00 per share. The Company also granted the underwriters a 45-day option to purchase up to 180,000 additional shares of Common Stock on the same terms and conditions for the purpose of covering any over-allotments in connection with the offering, which the underwriters exercised on November 29, 2024. The shares of Common Stock began trading on the NYSE American LLC (the “NYSE American”) on November 27, 2024, under the symbol “VENU.” The sale of shares of Common Stock in the offering generated net proceeds to the Company of approximately $12.3 million, including proceeds generated from the underwriters’ exercise in full of their over-allotment option, after deducting underwriting discounts and commissions and other estimated offering expenses.

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Recent Developments

Real Property Purchase

On April 9, 2025, the Company announced that it entered into a purchase and sale agreement to acquire certain real property in Centennial, Colorado and plans to develop a mid-size indoor music venue on that property (identified in the table below as “BBST Centennial”). The Company originally expected to close on this acquisition in June 2025 but now expects the closing to occur in the third quarter of 2025. The real property is owned by Old Mill, LLC (“Old Mill”) and the agreed upon purchase price is $13,000,000, payable in a combination of cash and a promissory note. A director of the Company, Matthew Craddock, is a manager and minority member of Old Mill. Mr. Craddock, directly and through his indirect interests, has an approximate 20% membership interest in Old Mill.

Project and Development Status

The following table summarizes, as of the date of this prospectus, the types of venues we own and operate, or are constructing or plan to develop, describing each by venue type, location, expected opening date, and current status.

Venue Type	Location	Current Status*
Music Halls
BBP CO	Colorado Springs, CO	Opened in March 2019
BBP GA	Gainesville, GA	Opened in June 2023
BBP Centennial	Centennial, CO	Expected to open in the second quarter of 2026**

Outdoor Amphitheaters
Ford Amphitheater	Colorado Springs, CO	Opened in August 2024
The Sunset BA	Broken Arrow, OK	Expected to open in the summer of 2026
The Sunset El Paso	El Paso, TX	Expected to open in the fourth quarter of 2026
The Sunset McKinney	McKinney, TX	Expected to open in the third quarter of 2026
The Sunset OKC	Greater Oklahoma City area, OK	To be determined***
The Sunset Houston	Greater Houston area, TX	Expected to open in 2027****

Restaurants
BBST CO	Colorado Springs, CO	Opened in April 2017
BBST GA	Gainesville, GA	Opened in June 2023
BBST Centennial	Centennial, CO	Expected to open in the second quarter of 2026**

Fine Dining & Hospitality Collection
Roth’s Sea & Steak	Colorado Springs, CO	Expected to open in the fall of 2025
Notes Hospitality Collection	Colorado Springs, CO	Expected to open in the fall of 2025

Bars
Brohan’s	Colorado Springs, CO	Expected to open in the fall of 2025

*	Projected opening dates are based on Venu’s best estimates but are subject to change.

**	Venu is under contract to purchase and refurbish a music hall in the Denver metropolitan area.

***	Venu is assessing locations and municipal partnerships.

****	Venu is currently in active negotiations with a municipality and anticipates a site contracted in the fall of 2025.

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Venu’s Subsidiaries and Properties

Venu conducts its operations and holds its assets through many wholly- and majority-owned (and controlled) subsidiaries. Certain of Venu’s subsidiaries have raised capital from third-party investors as a means to fund the specific projects and operations of those subsidiaries and received capital contributions from third-party investors, such as The Sunset Amphitheater LLC, and, as a result, these subsidiaries are not wholly-owned. In some instances, Venu owns a minority membership interest in a subsidiary but, under the terms of the governing documents for the applicable limited liability company, exercises 100% voting control because the membership interests issued to third-party investors represent non-voting interests, and otherwise retains economic rights in the revenue streams of a given project that may exceed its ownership percentage. For example, third-party investors have contributed capital to Sunset at Broken Arrow LLC and The Sunset Amphitheater LLC, with those capital contributions being used to help fund the development of the amphitheater projects owned and developed or to be developed by those specific limited liability companies. In each case, the operating agreement provides that any distributions of available cash that is attributable to a defined portion of revenues generated by ticket sales for an event held at the specific venue project are distributed to the Class B non-voting members (members other than Venu and its subsidiaries), and then the excess is distributed to the Class A voting member (Venu or a wholly-owned subsidiary of Venu). However, upon any liquidation, after the payment of creditors and the establishment of any reserves, distributions are made to the members in satisfaction of their respective capital accounts. For tax allocation purposes, the depreciation of company assets, in certain cases, are allocated to the Class B non-voting members. Membership interests in these limited liability companies afford the investors certain rights to use suites at the venue owned by the applicable limited liability company. Venu has used this model to help fund and develop certain of its amphitheater projects, such as those of The Sunset Amphitheater LLC and Sunset at Broken Arrow LLC. In the case of GA HIA LLC and Sunset Hospitality Collection LLC, third-party investors hold non-voting membership interests under the terms of operating agreement of these subsidiaries and also are afforded certain in-kind benefits intended primarily for their personal use, such as, complimentary tickets to live events.

The following table summarizes Venu’s current and projected ownership and voting interests in its subsidiaries, which Venu either owns directly or indirectly through one of its other subsidiaries as of the date of this prospectus. For subsidiaries that are not wholly-owned by Venu or that Venu anticipates later not wholly-owning, the table indicates which entity owns, or would be expected to own the remaining interest. In addition, for those subsidiaries in which certain of the non-voting members’ economic rights under the applicable operating agreement differ from their percentage interest in the limited liability as a whole, the economic rights of the non-voting members are outlined in the notes to the table.

Subsidiary	Venu or Subsidiary Owner	Current or Projected Company Ownership Percentage Interest	Owner of Remaining Interests
Bourbon Brothers Holdings LLC (“BBH”)	Venu Holding Corporation	100%	Not applicable.
Notes Live Real Estate, LLC (“NLRE”)	Venu Holding Corporation	100%	Not applicable.
Hospitality Income & Asset, LLC	Venu Holding Corporation	99% (100% voting control)	Third-Party Investors
Notes Holding Company LLC (“NHC”)	Venu Holding Corporation	100%	Not applicable.
Bourbon Brothers Licensing LLC	Venu Holding Corporation	100%	Not applicable.
The Sunset Amphitheater LLC	Venu Holding Corporation	10% (100% voting control)	Third-Party Investors(1)
GA HIA, LLC	Venu Holding Corporation	16% (100% voting control)	Third-Party Investors(1), (4)
Polaris Pointe Parking LLC	Venu Holding Corporation	100%	Not applicable.
Venu VIP Rides LLC	Venu Holding Corporation	50% (100% voting control)	Third-Party Investors
Roth’s Sea & Steak LLC	BBH	100%	Not applicable.
Notes Hospitality Collection LLC	BBH	100%	Not applicable.
Sunset Hospitality Collection LLC	NLRE	44% (currently) 40% (projected) (100% voting control)	Third-Party Investors(1), (4)
Sunset at Mustang Creek LLC	NLRE	100%	Not applicable.
Sunset at Broken Arrow LLC	NLRE	63% (currently) 35% (projected) (100% voting control)	Third-Party Investors(1)
Sunset Ground at Broken Arrow, LLC	Venu Holding Corporation	100% (currently) 30% (projected)(2) (100% voting control)	Third-Party Investors

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Subsidiary	Venu or Subsidiary Owner	Current or Projected Company Ownership Percentage Interest	Owner of Remaining Interests
Sunset at El Paso, LLC	NLRE	98.6% (currently) 35% (projected)(2) (100% voting control)	Third-Party Investors
Sunset Ground at El Paso LLC	NLRE	100% (currently) 30% (projected)(2) (100% voting control)	Third-Party Investors
Sunset Operations at El Paso LLC	NLRE	100%	Not applicable
Sunset at McKinney LLC	NLRE	50% (currently) 60% (projected)(3) (100% voting control)	Third-Party Investors(1)
Sunset Ground at McKinney LLC	NLRE	100% (currently) 60% (projected)(3) (100% voting control)	Third-Party Investors
Sunset Operations at McKinney LLC	NLRE	100%	Not applicable
Notes CS I, DST	Notes CS I Holdings, LLC	95.4% (currently)(5) (projected ownership not yet determined)(5) (100% voting control)	Third-Party Investors(5)
Sunset Operations LLC	BBH	100%	Not applicable.
Bourbon Brothers Presents, LLC d/b/a Phil Long Music Hall at Bourbon Brothers	BBH	89%	Third-Party Investors
Bourbon Brothers Smokehouse and Tavern CS, LLC	BBH	100%	Not applicable.
Bourbon Brothers Smokehouse and Tavern GA LLC	BBH	100%	Not applicable.
Bourbon Brothers Presents GA LLC	BBH	100%	Not applicable.
Notes CS I Holdings, LLC	Venu Holding Corporation	100%	Not applicable.
Notes CS I ST, LLC	Venu Holding Corporation	100%	Not applicable.
Venu Income, LLC	Venu Holding Corporation	97% (currently) (projected owners not yet determined) 100% voting control	Third-Party Investors
Venu Luxesuites, LLC	Venu Holding Corporation	100%	Not applicable.

(1)	Venu or NLRE, as applicable, has sold or intends to sell non-voting membership interests in this limited liability company to third-party investors. However, the governing documents for these subsidiaries provide that third-party investors who hold non-voting membership units are, in the case of distributions resulting from operations of the venue or restaurant owned by the limited company, entitled to a defined portion of distributions of available cash that are attributable to certain revenue streams of the entities, such as ticket sales, or otherwise a targeted return. All other portions of distributions of available cash from facility operations, income and profits are distributed to Venu (or a wholly owned subsidiary of Venu) as the Class A member. Where the economic waterfall for the holders of non-voting membership units of a subsidiary is other than in accordance with the members’ percentage interest in the subsidiary as a whole, those economic rights, as of the date of this prospectus, are described below:

●	The Sunset Amphitheater LLC: In the event The Sunset Amphitheater LLC at any time makes a distribution of available cash to its members from operations, it will first distribute to the Class B members as a class an aggregate amount equal to the “rental profit” attributed to the venue. Class B members share in this amount on a pro rata basis determined solely with respect to the total number of Class B units outstanding. Class B members are only entitled to their pro rata share of any “rental profit,” and are not entitled to any other distributions of available cash from operations or any other income or profits of The Sunset Amphitheater LLC, which are distributable solely to the single Class A member (Venu). “Rental profits” are calculated on a per ticketed show basis, and the amount of “rental profits” distributable to the Class B members for each show is calculated by multiplying $5.00 by the number of tickets sold for the ticketed event at the venue owned by The Sunset Amphitheater LLC (excluding any other venue revenues or profits of any kind).

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●	GA HIA, LLC: All distributions of net profits and available cash (other than Priority Proceeds, as defined below) to its members will be made to the Class A members, Class B members and Class C members on a pro rata basis. All amounts of cash received by GA HIA, LLC pursuant to the primary naming rights for the music venue operated on GA HIA, LLC’s property and tax rebates from or through the City of Gainesville, Georgia (collectively, “Priority Proceeds”) are distributable solely to the Class B members and Class C members on a pro rata basis. Notwithstanding the foregoing, the Class C members are capped at an 9% annual return on their capital contribution, after which they no longer participate in distributions for such year.

●	Sunset at Mustang Creek LLC: In the event Sunset at Mustang Creek LLC at any time makes a distribution of available cash to its members from operations, it will first distribute to the Class B members as a class an aggregate amount equal to the “rental profit” attributed to the venue. Class B members share in this amount on a pro rata basis determined solely with respect to the total number of Class B units outstanding. Class B members are only entitled to their pro rata share of any “rental profit,” and are not entitled to any other distributions of available cash from operations or any other income or profits of Sunset at Mustang Creek LLC, which are distributable solely to the single Class A member (a wholly owned subsidiary of Venu). “Rental profits” are calculated on a per ticketed show basis, and the amount of “rental profits” distributable to the Class B members for each show is calculated by multiplying $7.00 by the number of tickets sold for the ticketed event at the venue owned by Sunset at Mustang Creek LLC (excluding any other venue revenues or venue profits of any kind).

●	Sunset at Broken Arrow LLC: In the event Sunset at Broken Arrow LLC at any time makes a distribution of available cash to its members from operations, it will first distribute to the Class B members as a class an aggregate amount equal to the “rental profit” attributed to the venue. Class B members share in this amount on a pro rata basis determined solely with respect to the total number of Class B units outstanding. Class B members are only entitled to their pro rata share of any “rental profit,” and are not entitled to any other distributions of available cash from operations or any other income or profits of Sunset at Broken Arrow LLC, which are distributable solely to the single Class A member (a wholly owned subsidiary of Venu). “Rental profits” are calculated on a per ticketed show basis, and the amount of “rental profits” distributable to the Class B members for each show is calculated by multiplying $7.00 by the number of tickets sold for the ticketed event at the venue owned by Sunset at Broken Arrow LLC (excluding any other venue revenues or venue profits of any kind).

●	Sunset at McKinney LLC: In the event Sunset at McKinney LLC at any time makes a distribution of available cash to its members generated through ticketed events at the venue, it will distribute to the Class B members, as a class and on a pro rata basis, an aggregate amount intended to cause the Class B members to realize an annual return equal to 3% of the amount of their respective capital contributions. All other distributions from venue operations, income or profits of any kind are distributed solely to the single Class A member (a wholly owned subsidiary of Venu).

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●	Sunset Hospitality Collection LLC: In the event Sunset Hospitality Collection LLC at any time makes a distribution of available cash to its members attributable to lease payments made by the tenant of the property owned by Sunset Hospitality Collection LLC, it will distribute to the Class B members an amount intended to cause the Class B members to realize an annual return equal to 8% of the amount of the total capital contributions of the Class B members and to the Class C members an amount intended to cause the Class C members to realize an annual return equal to 4% of the amount of the aggregate capital contributions of Class C members. All other distributions of cash from venue operations, income or profits of any kind are distributed to the single Class A member (NLRE).

(2)	Venu or NLRE, as applicable, intends to sell up to 70% of the membership interests in this limited liability company to third-parties while retaining a 30% membership interest. Any interests sold to third-parties will be non-voting membership units, and therefore, NLRE would maintain 100% voting control. As it relates to Sunset Ground at Broken Arrow, LLC and Sunset Ground at El Paso LLC, economic terms and rights to be afforded to third-party (non-voting) members have not yet been determined. In April 2025, Sunset at El Paso, LLC initiated an offering of non-voting membership interests; holders of non-voting membership interests are not entitled to distributions of available cash, will be entitled to certain allocations of income or losses certain losses and will be afforded rights as tenants to utilize suites at the venue and rights attributable to tickets the suite to which they are deemed a tenant.

(3)	NLRE intends to sell up to 40% of the membership interests in this limited liability company to third-parties while retaining a 60% membership interest. Any interests sold to third-party investors will be non-voting membership units, and therefore, NLRE would maintain 100% voting control. Economic terms and rights to be afforded to third-party (non-voting) members in Sunset Ground at McKinney LLC have not yet been determined.

(4)	GIA HIA LLC, in addition to the voting Class A membership units held solely by Venu, has issued non-voting Class B membership units and non-voting Class C membership units to third parties. Sunset Hospitality Collection LLC, in addition to voting Class A membership units held solely by a wholly owned subsidiary of Venu, has issued non-voting Class B membership units and non-voting Class C membership units to third parties.

(5)	As of the date of this prospectus, the Company also holds its interest in one of its real property assets through a Delaware Statutory Trust. On August 22, 2024, NLRE conveyed the 9.41 acres of real property upon which the Ford Amphitheater is located to Notes CS I Holdings, LLC, a wholly owned subsidiary of Venu (“Holdings LLC”), and Holdings LLC conveyed that property to Notes CS I, DST, a Delaware Statutory Trust (the “Trust”) in exchange for a 100% of the beneficial interests in the Trust. The signatory trustee for the Trust is Notes CS I ST, LLC, a wholly owned subsidiary of Venu. Beneficial owners have no voting rights with respect to the affairs of the Trust and do not have legal title to any portion of the property held by the Trust. Instead, the signatory trustee has the sole power and authority to manage the activities and affairs of the Trust, including the power and authority to sell the property, and the Trust holds legal title to the property. Under the documents governing the Trust, beneficial interest holders are entitled to distributions on a pro rata basis of the base rent payments made to the Trust from the ground tenant. Holdings LLC is one of two beneficial interest holders of the Trust and holds an approximate 99% interest. The Trust expects to from time to time sell additional beneficial interests to third parties, but in no event is it expected that Holdings LLC would cease to hold a beneficial interest in the Trust.

As it relates to the larger Ford Amphitheater project in which certain Company subsidiaries have a direct or indirect interest, the rights of stakeholders are summarized below and described elsewhere in this prospectus.

●

Operating Agreement: With respect to venue profits and venue losses generated at the Ford Amphitheater, those profits and losses are payable and allocated to AEG and Venu in accordance with the terms of the exclusive operating agreement between Venu and AEG described elsewhere in this prospectus. After its entry by the parties, this agreement was assigned by Venu to Venu’s wholly owned subsidiary Sunset Operations, LLC (as defined above, “SunsetOps”). SunsetOps is the Venu subsidiary that oversees the operations of Ford Amphitheater. Amounts due to SunsetOps under the exclusive operating agreement with AEG are based on a base fee derived from a portion of the tickets sold at public events held at the venue, and a percentage of venue profits (with such profit split between the two parties being in a range between 45% to 55%). Venue profits that are split and allocated between the parties take into account various revenues streams generated through venue events, including ticket sales, ticket rebates, VIP services, net food and beverage sales, net revenue commissions from artist merchandise sales, parking, and venue sponsorship fees (such as naming rights), but subject to certain limitations set forth in the agreement, and any profits that are divided between the parties are net of various venue operating expenses incurred by the AEG as well as certain insurance and property expenses incurred by the owner of the venue.

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Amounts due to SunsetOps from event and venue operations under the exclusive operating agreement with AEG are the primary source of funds utilized to pay lease payments due under the operations leases, and as further described below, “Event Fees” and the base rent due under the ground lease described below for the property on which Ford Amphitheater was developed, and with any excess retained by SunsetOps.

●	Ground Leases: The real property upon which the amphitheater was developed is owned by the Trust, and The Sunset Amphitheater LLC own all of the improvements (i.e., the amphitheater) on that property. The Trust leases that property to Notes CS I MT, LLC, a wholly owned subsidiary of Venu (and the “master tenant” for the property) pursuant to a “master lease”, which in turn leases the property to Sunset Amphitheater LLC under a ground lease having substantially the same economic terms to that of the master lease. Sunset Amphitheater, LLC is the guarantor of the ground lease. Pursuant to that ground lease, Notes CS I MT, LLC pays master tenant annual base rent of $3,222,000 (subject to escalation), which is paid monthly, and base rent is then remitted to the Trust and distributed pro rata to the holders of its beneficial interests.

●	Operations Leases: In connection with the operations of the Ford Amphitheater located at the property, Sunset Amphitheater LLC entered into an operations lease (which was amended on September 24, 2024) with Notes Live Foundation (a non-profit organization and operating under the trade name Venu Arts & Culture Foundation), a foundation formed, in part, to accommodate certain “public use” requirements of certain municipalities or quasi municipality entities and of which Venu is the sole member (the “Foundation”), and in turn, the Foundation has entered into an operations sublease agreement with SunsetOps, as such operations sublease was amended on September 24, 2024. During the term of that operations sublease, SunsetOps pays to the Foundation (a) annual base rent of $3,222,000 (subject to annual 2% annual increases), plus (b) a per-ticket amount to be determined by SunsetOps, multiplied by the total number of tickets sold for entry into “public events” at Ford Amphitheater, not to exceed $50,000 in total unless agreed to in writing by SunsetOps to be paid annually (the “Charitable Trust Contribution”), plus (c) $5.00 multiplied by the total number of tickets sold for entry into “public events” at Ford Amphitheater (“Event Fees”). In turn, under the operations lease, the Foundation remits all payments under the operations sublease to The Sunset Amphitheater LLC, except for the Charitable Trust Contribution (if any). Event Fees that get remitted to Sunset Amphitheater LLC ultimately are the source of the “rental profit” described above that is distributed by The Sunset Amphitheater LLC to its Class B members and the remainder of the payments received by The Sunset Amphitheater LLC under these operation leases and subleases are used to pay the base rent payments due to the master tenant and the Trust.

Implications of Being an Emerging Growth Company

Given that our Company had less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” (an “EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an EGC, for up to five years, we may elect to take advantage of certain specified exemptions from reporting and other regulatory requirements that are otherwise generally applicable to public companies. For example, these exemptions would allow us to:

●	present two, rather than three, years of audited financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	defer the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting;

●	make reduced disclosures about our executive compensation arrangements;

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●	forego the adoption of new or revised financial accounting standards until they would be applicable to private companies; and

●	be exempt from complying with any requirement that the Public Company Accounting Oversight Board or a supplement to the auditor’s report providing additional information about the audit and the financial statements.

We may take advantage of these exemptions for up to five years or such earlier time as we are no longer an “emerging growth company.” We will qualify as an “emerging growth company” until the earliest of:

●	December 31, 2029;

●	the last day of our fiscal year in which we have annual gross revenue of $1.235 billion or more;

●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or

●	the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter.

Additionally, the JOBS Act enables EGCs to take advantage of an extended transition period for complying with new or revised accounting standards, which allows an EGC to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have taken advantage of certain reduced reporting obligations available to EGCs in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. For more information, see “Risk Factors.”

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and, may present only two years of audited financial statements and related MD&A disclosure.

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THE OFFERING

Common Stock Offered by Us	1,724,138 shares based on an assumed public offering price of $17.40 per share (which is the last reported sales price of our Common Stock on the NYSE American on August 19, 2025).

Over-Allotment Option	We have granted the representative of the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional 258,621 shares of Common Stock from us at the assumed public offering price, less the underwriting discounts payable by us.

Capital Stock Outstanding Immediately After this Offering	Immediately after this offering, our issued and outstanding capital stock will consist of the following:

	●	42,035,369 shares of Common Stock (or 42,293,990 shares of Common Stock if the underwriter exercises in full its option to purchase additional shares of Common Stock) based on an assumed public offering price of $17.40 per share (which is the last reported sales price of our Common Stock on the NYSE American on August 19, 2025);

	●	379,990 shares of Class B Non-Voting Common Stock; and
	●	675 shares of Series B Preferred Stock (having a $15.00 conversion price).

Voting Rights

Each holder of our Common Stock is entitled to one vote per share held. Except as required by law, holders of our Class B Non-Voting Common Stock have no voting power with respect to their shares held and are not entitled to vote on matters submitted to shareholders. Holders of our Series B Preferred Stock do not have voting power with respect to their shares held and are not entitled to vote on matters submitted to shareholders, except as required in accordance with the Colorado Business Corporations Act (the “CBCA”).

As determined in accordance with the beneficial-ownership provisions of Rule 13d-3 and Item 403 of Regulation S-K under the Exchange Act, immediately after this offering, our officers and directors will beneficially own approximately 35% of our outstanding Common Stock and may act in concert to significantly influence matters requiring shareholder approval. See “Principal Shareholders.”

Use of Proceeds

We estimate that the net proceeds to us from the sale of shares of our Common Stock in this offering will be approximately $27.7 million (or approximately $31.9 million if the representative of the underwriters exercises its over-allotment option in full), at the assumed public offering price of $17.40 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund a portion of the development costs of the Sunset McKinney and the Sunset Broken Arrow (with the remainder of these projects expected to be funded through sales of non-voting membership units and corresponding fire pit suite rights to third parties by Sunset McKinney LLC and Sunset Broken Arrow); and the remainder of the net proceeds for working capital and other general corporate purposes. See the section of this prospectus entitled “Use of Proceeds” on page 21 for a description of how we intend to utilize the estimated net proceeds of this offering. We cannot specify with certainty all of the uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in the application of these proceeds, and our investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.

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Lock-Up and Leak-Out Agreements

Our directors and executive officers have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of 30 days, with respect to us and such stockholders, commencing on the date of this prospectus.

Our officers and directors are also subject to certain “leak-out” restrictions with respect to the majority of their shares of Common Stock, which during the first three years of our Common Stock being listed on a stock exchange contractually cap the number of shares they may sell or transfer at defined intervals. See “Shares Eligible for Future Sale—Lock-Up and Leak-Out Agreements” on page 30.

Risk Factors	You should read the “Risk Factors” section beginning on page 17 and the other information included herein for a discussion of factors to consider prior to deciding to invest in our Common Stock.

Trading Market Listing and Ticker Symbol	Our Common Stock is listed on the NYSE American LLC under the symbol “VENU.”

Unless we specifically state otherwise or the context otherwise requires, the number of shares of Common Stock to be outstanding after this offering is based on there being 40,311,231 shares of our Common Stock outstanding as of the date of this prospectus and excludes:

●	200,000 shares of Common Stock that may be issued for payments of interest and principal upon outstanding convertible promissory notes in the aggregate principal amount of $2.0 million (principal and interest under these notes may be converted into shares of Common Stock at $10 per share);

●	7,256,032 shares of Common Stock that are issuable upon the exercise of outstanding warrants (having a weighted average exercise price of approximately $8.33 per share);

●	2,500,000 shares of Common Stock underlying options granted under our Amended and Restated 2023 Omnibus Incentive Compensation Plan[1] that have an exercise price of $10.00 per share;

●	379,990 shares of Class B Non-Voting Common Stock; and

●	675,000 shares of Common Stock issuable upon conversion of our Series B Preferred Stock.

Except as otherwise indicated, all information in this prospectus assumes:

●	no exercise of the representative’s warrants; and

●	no exercise of the over-allotment option.

1 The Company’s Board of Directors has authorized an amendment to the Amended and Restated 2023 Omnibus Incentive Compensation Plan to increase the number of shares of Common Stock issuable under the plan to 7.5 million shares; however, that amendment is contingent upon approval by the Company’s shareholders, which the Company expects to seek in the fall of 2025.

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Summary Financial Information

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. We have derived the summary financial data from the years ended December 31, 2024 and 2023 from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary data for the six months ended June 30, 2025 and 2024 is derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of results that may be expected in the future. You should read the following summary consolidated financial data together with our audited and unaudited consolidated financial statements and related notes, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing in the documents incorporated by reference into this prospectus.

Consolidated Statements of Operations Data

	Years Ended		Unaudited Six Months Ended
	December 31,		June 30,
	2024	2023	2025	2024
Total revenues	$17,834,383	$12,597,664	$7,986,466	$8,114,981
Operating costs	45,212,508	23,729,832	36,835,530	25,433,989
Loss from operations	(27,378,125)	(11,132,168)	(28,849,064)	(17,319,008)
Total other expense, net	(5,570,849)	(254,625)	(2,887,280)	(3,766,176)
Net loss	$(32,948,974)	$(11,386,793)	$(31,736,344)	$(21,085,184)

Balance Sheet Data

	As of
	June 30,
	2025
	Actual (1) Unaudited	Proforma (2) Unaudited	Pro Forma as Adjusted (3) Unaudited

Cash and cash equivalents	37,431,978	37,777,078	65,497,078
Other current assets	1,436,257	1,436,257	1,436,257
Operating lease right-of-use assets, net	1,174,192	1,174,192	1,174,192
Investments in related parties	555,262	555,262	555,262
Investment in EIGHT Brewing	1,999,999	1,999,999	1,999,999
Property and equipment, net	199,201,653	199,201,653	199,201,653
Security and other assets	246,182	246,182	246,182
Total other assets	203,177,288	203,177,288	203,177,288
Total assets	$242,045,523	$242,390,623	$270,110,623

Accounts payable	4,501,312	4,501,312	4,501,312
Accrued expenses	6,808,828	6,772,161	6,772,161
Accrued payroll and payroll taxes	156,709	156,709	156,709
Deferred revenue	1,888,889	1,888,889	1,888,889
Operating lease liability	1,206,712	1,206,712	1,206,712
Short-term and Long-term debt	41,818,164	41,818,164	41,818,164
Convertible debt	2,990,175	1,990,175	1,990,175
Licensing liability and other liabilities	8,706,389	8,706,389	8,706,389
Total liabilities	68,077,178	67,040,511	67,040,511

Mezzanine equity	10,125,000	10,125,000	10,125,000

Common stock	40,459	40,701	42,425
Additional paid in capital	168,490,516	169,872,041	197,590,317
Accumulated deficit	(76,842,171)	(76,842,171)	(76,842,171)
Treasury Stock, at cost	(1,500,076)	(1,500,076)	(1,500,076)
Non-controlling interest	73,654,617	73,654,617	73,654,617
Total stockholders’ equity	163,843,345	165,225,112	192,945,112
Total liabilities and stockholders’ equity	$242,045,523	$242,390,623	$270,110,623

(1)	The actual consolidated balance sheet data includes the issued and outstanding shares of all classes of common stock as of June 30, 2025 (being 379,990 shares of Class B Common Stock and 40,080,292 shares of Common Stock).

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(2)	The pro forma consolidated balance sheet data gives effect to the issued and outstanding shares of all classes as of June 30, 2025 (being 379,990 Class B shares and 40,080,292 shares of Common Stock). In addition, subsequent to June 30, 2025: (i) on July 22, 2025, we issued 103,667 shares of Common Stock at a value of $10 per share upon the conversion of a secured promissory note to satisfy 50% of the outstanding obligations owed thereunder, representing $1,036,667 in principal and accrued interest; and (ii) we issued a total of 138,333 shares of Common Stock upon the exercise of warrants.

(3)	The pro forma as adjusted consolidated balance sheet data gives effect to the pro forma adjustments and the sale of 1,724,138 shares of Common Stock in this offering at the assumed public offering price of $17.40 per share, after deducting underwriting expenses.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Please see the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, on file with the SEC, and those risk factors identified in reports subsequently filed with the SEC, including our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus. You should carefully consider these risks and the following information together with the other information appearing elsewhere in this prospectus, before deciding to invest in our Common Stock. The occurrence of any of the following risks could have a material and adverse effect on our business, reputation, financial condition, results of operations, and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the market value of our Common Stock could decline, and you could lose all or part of your investment. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and market value. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Certain statements in this section, or which are incorporated by reference into this section, are forward-looking statements. For more information, see the sections of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

Risks Related to this Offering and Ownership of Our Common Stock

Shareholders’ ownership interest may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares.

Our Articles of Incorporation authorizes our board of directors to issue up to 144,000,000 shares of common stock, 1,000,000 shares of Class B Non-Voting Common Stock and up to 5,000,000 shares of preferred stock, of which we have designated 675 as Series B 4% Cumulative Convertible Preferred Stock (as defined above, “Series B Preferred Stock”). The power of the board of directors to issue shares of common stock, preferred stock, warrants or options to purchase shares of common stock or preferred stock is generally not subject to stockholder approval, except for issuances of more than 20% of the Company’s outstanding common stock or its voting power.

While we have completed several capital raises utilizing multiple financial institutions, we may attempt to raise additional capital by returning to the market to sell shares of common or preferred stock, possibly at a discount to the market price of our common stock. These actions may result in dilution of the ownership interests and voting power of existing shareholders, further dilute common stock book value, and may delay, defer, or prevent a change of control.

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Our outstanding shares of Series B Preferred Stock entitle the holders thereof to dividends. Additionally, other series of preferred stock, may carry the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock, superior voting or conversion rights and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

The stock price of our Common Stock may be volatile or may decline regardless of our operating performance.

An active or liquid market in our Common Stock may not be sustainable. An inactive market may also impair our ability to raise capital by selling shares of our Common Stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of Common Stock as consideration.

We do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our Common Stock.

We do not anticipate paying cash dividends on our Common Stock in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition, and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

Management has broad discretion in directing the Company’s use of proceeds from this offering and may not use them effectively or in ways that increase the value of our share price.

While the Company intends to allocate proceeds from this offering primarily for marketing investor relations expenses as well as market expansion costs and expenses and other general working capital purposes, the Company has not definitively allocated the net proceeds of this offering to any specific purpose. Accordingly, investors will entrust their funds to the Company and its management, whose judgment investors must depend on with only limited information about the Company’s specific intentions with respect to the proceeds of this offering. The Company has broad discretion as to all aspects of the use and in the application of the net proceeds, including to apply such proceeds for working capital and other general corporate purposes, and you and other shareholders may disagree with how we spend or invest these proceeds. If the Company’s management diverts funds raised in this offering from the use originally intended in the Company’s business plan, the result could be that the Company is not as successful as originally anticipated. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Investors will be required to rely on the Company and its management as to the best allocation of the Company’s assets. Pending our use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

An investment in our Common Stock carries a high degree of risk and is highly speculative, illiquid, and suitable only for persons who are able to bear a total loss of their investment.

An investment in the Common Stock being offered by the Company is highly speculative and carries a high degree of risk. No assurance can be given that investors will realize a substantial return, if any, from their purchase of Common Stock in this offering. Furthermore, no assurance can be given that an investor will not lose its investment completely.

If you purchase our Common Stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The assumed public offering price per share of Common Stock in this offering will be substantially higher than the net tangible book value per Common Share immediately after this offering. Investors purchasing Common Stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. Based on an assumed public offering price of $17.40 per share of our Common Stock, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, if you purchase shares of Common Stock in this offering, you will suffer immediate dilution of $12.62 per share with respect to the net tangible book value of Common Stock. Furthermore, investors purchasing shares of Common Stock in this offering will contribute approximately 21% of the total amount invested by shareholders since our inception, but, will own only approximately 4% of the total number of shares of our Common Stock outstanding after this offering.

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This dilution is due to a minority of our investors who purchased shares prior to this offering and our initial public offering having paid substantially less when they purchased their shares than the public offering price offered to the public in this offering. For example, shareholders holding 4,272,786 shares of our Common Stock acquired such shares for $3.00 per share. As of the date of this prospectus, we have 7,256,032 warrants (together with option grants that will be effective upon an amendment to our Amended and Restated 2023 Omnibus Incentive Compensation Plan1) outstanding, which are each exercisable to purchase one share of Common Stock. Approximately 7,256,032 warrants are exercisable at a price below the assumed public offering price of $17.40 per share of Common Stock in this offering, with the exercise prices for such warrants ranging from $0.12 to $12.50.

As a result of the dilution to investors purchasing shares of Common Stock in this offering, investors may receive significantly less than the purchase price they paid in this offering, if anything, in the event of our liquidation. Dilution in investors’ ownership percentages will dilute their relative influence over company matters. Furthermore, future issuances of Common Stock at per-share prices below the assumed public offering price in this offering could depress the market price of our Common Stock, even if our business performance improves and our business-expansion efforts continue on a positive trajectory. Such market-price depression may significantly reduce the value of an investment in this offering, particularly if there is market perception that Venu is issuing large amounts of shares of Common Stock at prices substantially lower than the assumed offering price in this offering. The potential for significant dilution could also make it more challenging to Venu to raise additional capital in the future, which could adversely affect your investment in this offering. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

The financial and operational projections that we may make from time to time are subject to inherent risks.

The projections that our management may provide from time to time will reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, regulatory, economic, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate. There may be differences between actual and projected results, and actual results may be materially different from those contained in the projections.

The market price of our Common Stock may be subject to fluctuation, and you could lose all or part of your investment.

The public offering price may not be indicative of prices that will prevail in the trading market. The price of our Common Stock may decline following this public offering. The stock market in general has been, and the market price of our Common Stock in particular will likely be, subject to fluctuation, whether due to or irrespective of our operating results and financial condition. The market price of our Common Stock may fluctuate as a result of a number of factors, some of which are beyond our control, including, but not limited to:

●	actual or anticipated variations in our and our competitors’ results of operations and financial condition;

●	market acceptance of our restaurant, music, and entertainment venue concepts;

●	changes in earnings estimates or recommendations by securities analysts if our shares are covered by analysts;

●	development of technological innovations or new competitive products by others in the hospitality and entertainment industry;

●	our failure to achieve a publicly announced milestone;

●	delays between our expenditures to develop, construct, and market new entertainment venues and restaurants and the generation of revenue from those venues and restaurants;

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●	developments concerning intellectual property rights, including our involvement in litigation;

●	regulatory developments and the decisions of regulatory authorities;

●	changes in the amounts that we spend to develop, acquire, permit, and promote new venues, technologies, or businesses;

●	our sale or proposed sale, or the sale by our significant shareholders, of shares of our Common Stock or other securities in the future;

●	changes in key personnel;

●	success or failure of our research and development projects or those of our competitors;

●	the trading volume of our Common Stock;

●	general economic and market conditions; and

●	other factors, including those unrelated to our operating performance.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of our Common Stock and result in substantial losses being incurred by our investors.

An investment in the Company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any of our related parties is offering any tax assurances or guidance regarding the Company or your investment.

An investment in the Company may involve complex federal, state, and local income tax considerations. Neither the Internal Revenue Service nor any state or local taxing authority has reviewed the transactions described in this prospectus and may take different positions than the ones contemplated by our management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors, or related parties can offer tax or similar advice, nor are any such persons making any representations and warranties regarding such matters.

Risks Related to Legal Matters

We may, from time to time, be subject to legal proceedings, regulatory inquiries, investigations, or claims that could adversely affect our business.

From time to time, we may be involved in various legal proceedings, regulatory inquiries, governmental investigations, or other claims arising in the ordinary course of our business related to subjects such as commercial transactions, securities offerings, intellectual property, employment matters, or compliance with applicable laws and regulations. For example, as discussed under the heading “Legal Proceedings,” the Company and two of its subsidiaries received a subpoena duces tecum from the Oklahoma Division of Securities (the “ODS”) on August 20, 2025, compelling us to produce documents related to any securities offerings in the State of Oklahoma. Although the ODS has not asserted any securities violations by the Company or its subsidiaries, and the Company is fully cooperating with the ODS, the outcome of this matter and any other legal proceeding, regulatory inquiry, governmental investigation, or other claim involving our business or operations is inherently uncertain. These matters divert financial and management resources that would otherwise be used to benefit our operations. No assurances can be given that the results of these matters will be favorable to us, and an adverse outcome in any such matter could have a material adverse effect on our business, financial position, and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding future events and the Company’s future results. These statements are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the Company’s management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “could,” “would,” “should,” “will,” “may,” variations of such words, and similar expressions of a forward-looking nature are intended to identify such forward-looking statements. In addition, any statements that refer to projections of the Company’s future financial performance, the Company’s anticipated growth and potential in its business, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified in the “Risk Factors” section of this prospectus and elsewhere herein.

Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements, and readers are cautioned not to place undue reliance upon such statements in making an investment decision. The Company disclaims any obligation to update factors or to announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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In addition, statements such as “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and, although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. You should carefully read the factors set forth in the “Risk Factors” section of this prospectus and other cautionary statements made throughout this prospectus, and you should interpret such factors and cautionary statements as being applicable to all forward-looking statements wherever appearing in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances, or otherwise, unless required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of shares of Common Stock in this offering will be approximately $27.7 million (or approximately $31.9 million if the underwriter exercises in full its option to purchase up to 258,621 additional shares), assuming a public offering price of $17.40 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering as follows: (i) approximately $22.2 million of the net proceeds for the ongoing development of the Sunset McKinney and the Sunset Broken Arrow (with the remainder of these projects expected to be funded through proceeds of sales of non-voting membership units and corresponding fire pit suite rights to third parties by Sunset McKinney LLC and Sunset Broken Arrow); and (ii) the remainder of the net proceeds for working capital and other general corporate purposes.

We cannot specify with certainty all of the uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in the application of these proceeds and our investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.

Each $1.00 increase or decrease in the assumed public offering price of $17.40 per share would increase or decrease the net proceeds to us from this offering by approximately $1.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. We may also increase or decrease the number of shares of Common Stock we are offering. Each 100,000 share increase or decrease in the number of shares offered by us would increase or decrease the net proceeds to us from this offering by approximately $1.6 million, if the assumed public offering price of $17.40 per share remains the same, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

Pending use of the net proceeds from this offering, we may invest in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the U.S. government, which will adjust based on the actual public offering price and other terms of this offering determined at pricing.

Dividend Policy

We do not currently intend to pay dividends on our Common Stock. The declaration, amount and payment of any future dividends on shares of our Common Stock, if any, will be at the sole discretion of our Board, which may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by us to our shareholders or by our subsidiaries to us, business prospects, and any other factors that our Board may deem relevant.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2025 on:

●	an actual basis;

●	a pro forma basis to reflect all issued and outstanding shares of Common Stock as of June 30, 2025 (being 379,990 shares of Class B Non-Voting Common Stock and 40,080,292 shares of Common Stock), and subsequent issuances of: (i) 103,667 shares of Common Stock at a value of $10 per share on July 22, 2025, issued upon the conversion of a secured promissory note to satisfy 50% of the outstanding obligations owed thereunder, representing $1,036,667 in principal and accrued interest; and (ii) 138,333 shares of Common Stock upon the exercise of warrants.

●	a pro forma as-adjusted basis, giving effect to the pro forma adjustments and the sale of shares of our Common Stock in this offering at an assumed public offering price of $17.40 per share (which is the last reported sales price of our Common Stock on the NYSE American on August 19, 2025) and assuming no exercise of the over-allotment option by the representative of the underwriters, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted consolidated balance sheet data discussed above is illustrative only and will depend on the actual public offering price and other terms of this offering determined at pricing.

You should read the information in this table together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our consolidated financial statements and related notes included elsewhere in this prospectus, and the information contained in our Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent quarterly reports, which are incorporated herein by reference.

	June 30, 2025
	Actual (1) Unaudited	Proforma (2) Unaudited	Pro Forma as Adjusted (3) Unaudited
Cash	$37,431,978	$37,777,078	$65,497,078
Short-term and Long-term debt	41,818,164	41,818,164	41,818,164
Convertible debt	2,990,175	1,990,175	1,990,175
Mezzanine equity
Contingently Redeemable Convertible Cumulative Series B Preferred Stock, $0.001 par-675 authorized, 675 issued and outstanding at June 30, 2025	10,125,000	10,125,000	10,125,000
Stockholders’ equity
Preferred stock, $0.001 par - 5,000,000 authorized, none issued or outstanding	-	-	-
Series A preferred stock, $0.001 par - 4,750,000 authorized, none issued outstanding at June 30, 2025	-	-	-
Class B non-voting common stock, par value $0.001 per share, 1,000,000 shares authorized, 379,990 shares issued and outstanding	379	379	379
Common stock, par value $0.001 per share, 144,000,000 shares authorized, 40,080,292 shares issued and outstanding	40,080	40,322	42,046
Additional paid-in capital	168,490,516	169,872,041	197,590,317
Accumulated deficit	(76,842,171)	(76,842,171)	(76,842,171)
	91,688,804	93,070,571	120,790,571
Treasury Stock, at cost – 276,245 shares at June 30, 2025	(1,500,076)	(1,500,076)	(1,500,076)
Non-controlling interest	73,654,617	73,654,617	73,654,617
Total stockholders’ equity (deficit)	$163,843,345	$165,225,112	$192,945,112
Total capitalization	$218,776,684	$219,158,451	$246,878,451

(1)	Such information excludes, as of June 30, 2025:

●	7,087,406 shares of Common Stock that are issuable upon the exercise of outstanding warrants; and

●	2,500,000 shares of Common Stock underlying options granted in January 2025 under our Amended and Restated 2023 Omnibus Incentive Compensation Plan.

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dilution

If you invest in our Common Stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed public offering price per share of our Common Stock and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the pro forma as adjusted net tangible book value per share of Common Stock immediately after completion of this offering. Net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of Common Stock then issued and outstanding. As of June 30, 2025, our net tangible book value (unaudited) was $173,790,428, or $4.30 per share of Common Stock, which represents the amount of our total tangible assets less total liabilities, divided by the number of shares outstanding.

After giving effect to (i) the issuances of 138,333 shares of Common Stock upon the exercise of warrants, and 103,667 shares of Common Stock issued on July 22, 2025 in connection with the conversion of a promissory note to satisfy 50% of the obligations owed upon $1,036,667 of the note’s principal and interest; and (ii) our sale of 1,724,138 shares of Common Stock in this offering at the assumed public offering price of $17.40 per share, and after deducting any estimated commissions to the underwriter and any estimated offering expenses payable by us, our pro forma as-adjusted net tangible book value as of the date of this prospectus would have been $202,892,196, or $4.78 per share. This represents an immediate increase in our pro forma net tangible book value of $0.48 per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates this dilution per share:

Assumed public offering price per share	$17.40
Net tangible book value per share as of June 30, 2025	$4.30
Increase in pro forma net tangible book value per share attributable to pro forma adjustments	$-
Increase in pro forma net tangible book value per share attributable to this offering	$0.48
Pro forma as adjusted net tangible book value per share immediately after this offering	$4.78
Dilution per share to new investors in this offering	$12.62

The following table summarizes, on a pro forma as-adjusted basis as of June 30, 2025, the differences between the number of shares of Common Stock purchased from us, the total price and the average price per share paid by existing shareholders, and the total price and the average price per share paid by the new investors in this offering, before deducting estimated underwriter commissions and estimated offering expenses payable by us at an assumed public offering price of $17.40 per share:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share
Existing shareholders	40,702,282	96%	$115,394,874	79%	$2.84
New investors	1,724,138	4%	$30,000,001	21%	$17.40
Totals	42,426,420	100%	$145,394,875	100%	$3.43

Each $1.00 increase or decrease in the assumed public offering price of $17.40 per share would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all shareholders by approximately $1,603,449, assuming that the number of shares of Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us.

Each increase or decrease of 100,000 shares in the number of shares of Common Stock offered by us, as set for on the cover page of this prospectus, would increase (or decrease) our pro forma, as adjusted net tangible book value after this offering by $1,618,200 and decrease (increase) the dilution per share to new investors participating in this offering by $0.03, assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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Except as otherwise indicated, the above discussion and tables assume no exercise of the over-allotment option to purchase additional shares of Common Stock in this offering that we granted to the representative of the underwriters. If the representative exercises its option to purchase additional shares of Common Stock in full from us, our existing shareholders would own approximately 95.3%, and our new investors would own approximately 4.7% of the total number of shares of our Common Stock outstanding upon the completion of this offering.

The above discussion and tables are based on there being an aggregate of 40,311,231 shares of Common Stock and 379,990 shares of Class B Non-Voting Common Stock outstanding as of the date of this prospectus and excludes:

●	200,000 shares of Common Stock that may be issued for payments of interest and principal upon convertible promissory notes in the aggregate principal interest amount of $2.0 million issued in April and May 2025;

●	7,256,032 shares of Common Stock that are issuable upon the exercise of outstanding warrants;

●	2,500,000 shares of Common Stock underlying options granted under our Amended and Restated 2023 Omnibus Incentive Compensation Plan[1];

●	379,990 shares of Class B Non-Voting Common Stock; and

●	675,000 shares of Common Stock issuable upon conversion of 675 shares of Series B Preferred Stock.

PRINCIPAL SHAREHOLDERS

The following table sets forth information known to us regarding beneficial ownership of shares of Venu’s Common Stock as of August 19, 2025 by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock;

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a security holder has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options and warrants were deemed outstanding if such securities are currently exercisable or would vest based on service-based vesting conditions within 60 days of August 19, 2025. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The beneficial ownership of each class or series of our voting capital stock below is based on the Company having, as of August 19, 2025, 40,311,231 shares of Common Stock issued and outstanding. Each share of Common Stock entitles its holder to one vote per share held.

Venu also has 379,990 shares of Class B Non-Voting Common Stock outstanding. However, those shares do not entitle the holders to any voting rights, and, by their terms, are not convertible at the volition of the holder to shares of voting Common Stock. Moreover, no officer, director, or 5% or greater beneficial holder of Venu holds any shares of Class B Non-Voting Common Stock.

1 The Company’s Board of Directors has authorized an amendment to the Amended and Restated 2023 Omnibus Incentive Compensation Plan to increase the number of shares of Common Stock issuable under the plan to 7.5 million shares; however, that amendment is contingent upon approval by the Company’s shareholders which the Company expects to seek in the fall of 2025.

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Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares beneficially owned by such person.

Unless otherwise noted, the address of all of the listed shareholders is 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920.

	Common Stock
Name and Address of Beneficial Owners	Number of Shares	Percent of Class
Directors and NEOs:
JW Roth(1)	13,023,250	32.3%
William Hodgson(2)	50,000	*
Heather Atkinson(3)	632,626	1.6%
Mitchell Roth(4)	692,062	1.7%
Steve Cominsky	82,882	*
Matthew Craddock(5)	85,000	*
Dave Lavigne(6)	182,328	*
Thomas Finke(7)	-	*

All Directors and Executive Officers as a Group (8 individuals)	14,748,148	36.6%

>5% Shareholders
Kevin O’Neil(8)	6,611,657	16.4%

*	Less than 1%

(1)	Includes: (i) 1,524,999 shares underlying warrants that are vested or will be vested within 60 days; (ii) 1,250,000 shares underlying an option that was granted to Mr. Roth and became exercisable on January 14, 2025; and (iii) 999,720 shares held by KMR Living Trust dated November 19, 2012, for which Mr. Roth is a trustee.

(2)	Includes 50,000 shares underlying warrants that are vested or will be vested within 60 days.

(3)	Includes 488,474 shares underlying warrants that are vested or will be vested within 60 days.

(4)	Includes 342,082 shares underlying warrants that are vested or will be vested within 60 days.

(5)	Includes 10,000 shares underlying warrants that are vested or will be vested within 60 days.

(6)	Includes: (i) 6,514 shares owned directly by Mr. Lavigne’s spouse that Mr. Lavigne may be deemed to have indirect beneficial ownership of; and (ii) 10,000 shares underlying warrants that are vested or will be vested within 60 days.

(7)	Upon being appointed to the Board of Directors in May 2025, Mr. Finke was granted a stock option for 250,000 shares. Such option is contingent upon the Company’s shareholders approving an amendment to the Company’s 2023 Plan; upon adoption of such an amendment, 50,000 shares underlying the option will vest and the remaining portion will vest on a pro rata basis on each of the first four anniversaries of Mr. Finke’s appointment to the Board of Directors.

(8)	Based on information available to Venu, Mr. O’Neil beneficially owns up to 6,611,657 shares of Common Stock, which is inclusive of 1,245,000 shares underlying an option exercisable at $10 per share, 500,000 shares underlying a warrant exercisable at $10 per share, and an aggregate of 750,000 shares underlying warrants exercisable at $12.50 per share.

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DESCRIPTION OF CAPITAL STOCK

The following summary describes the material terms of our capital stock and provisions of our Articles of Incorporation and Bylaws, as amended and currently in effect prior to the completion of this offering. This summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of our Articles of Incorporation and Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

Under our Articles of Incorporation, the Company is authorized to issue up to 150,000,000 shares of stock, par value $0.001 per share, of which (i) 144,000,000 shares are denominated Common Stock; (ii) 1,000,000 shares are denominated Class B Non-Voting Common Stock; (iii) 5,000,000 shares are denominated Preferred Stock. Except for any difference in voting privileges, or any differing contractual rights or limitations assigned or afforded to a specific series of stock in connection with a merger, acquisition, or strategic transaction, the shares of Common Stock and Class B Non-Voting Common Stock have the same preferences, limitations, and relative rights in all other respects.

Of our authorized Preferred Stock, we have designated 675 shares as Series B 4% Convertible Preferred Stock (as defined above, the “Series B Preferred Stock”). The rights and preferences of our Series B Preferred Stock are set forth in the Certificate of Designation, Preferences, and Rights for such series and are generally described below. Although the Company previously designated 4,750,000 shares as Series A 8.0% Cumulative Redeemable Convertible Preferred Stock (as defined above, the “Series A Preferred Stock”), on August 11, 2025, the Company filed a revocation with the Secretary of State of the State of Colorado to eliminate from its Articles of Incorporation all matters set forth in the Certificate of Designation, Preferences and Rights with respect to its Series A Preferred Stock. No shares of Series A Preferred Stock were issued, and shares of preferred stock previously designated as Series A Preferred Stock have reverted to being designated as authorized but unissued shares of preferred stock.

As of August 19, 2025, the Company had the following shares of capital stock issued and outstanding: (i) 40,311,231 shares of Common Stock held by approximately 587 shareholders of record; (ii) 379,990 shares of Class B Non-Voting Common Stock held by six holders; and (iii) 675 shares of Series B Preferred Stock held by one holder.

Common Stock

Voting Rights

Each holder of our Common Stock is entitled to one vote per share held. Except as required by law, holders of our Class B Non-Voting Common Stock have no voting power with respect to their shares held and are not entitled to vote on matters submitted to shareholders. Holders of Preferred Stock would have the voting rights established by Venu’s Board in accordance with the CBCA.

Dividend Policy

We do not currently intend to pay dividends on our Common Stock. The declaration, amount, and payment of any future dividends on shares of our Common Stock, if any, will be at the sole discretion of our Board, which may take into account general and economic conditions, our financial condition, and our results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, the implications of the payment of dividends by us to our shareholders or by our subsidiaries to us, and any other factors that our Board may deem relevant.

No Preemptive Rights

Holders of our capital stock are not entitled to preemptive rights. Our Common Stock is not subject to any redemption or sinking-fund provisions. All outstanding shares of our Common Stock are fully paid and non-assessable.

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Series B Preferred Stock

Voting Rights

The Series B Preferred Stock has no voting rights relative to matters submitted to a vote of our stockholders (other than as required by law).

Dividend Rate and Payment Dates

Holders of our Series B Preferred Stock are entitled to receive cumulative dividends, payable semi-annually, at a rate of 4.0% per annum (equivalent to $600 per annum per share). Semi-annual cumulative dividends will be paid on or around January 15th and July 15th of each year, in arrears.

Ranking

As to dividend rights and rights upon our liquidation, dissolution, or winding up, the Series B Preferred Stock rank senior to our Common Stock, and no less than pari passu to other preferred securities, if any, that may be issued with dividend rights, unless approved by the holders of a majority of the then-outstanding shares of Series B Preferred Stock.

Stated Value

Each share of Series B Preferred Stock has an initial stated value of $15,000.00, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series B Preferred Stock.

Liquidation Preference

The liquidation preference for each share of our Series B Preferred Stock is $15,000.00 per share. Upon a liquidation, dissolution or winding up of our company, holders of shares of our Series B Preferred Stock will be entitled to receive the liquidation preference with respect to their shares plus an amount equal to any accrued but unpaid dividends (whether or not declared) to, but not including, the date of payment with respect to such shares. Other than the liquidation preference, holders of Series B Preferred Stock will not receive any additional payments upon a liquidation, dissolution or winding up of our company.

Holder Call Option

Holders of Series B Preferred Stock may require the Company to redeem shares of the Series B Preferred Stock upon either (i) the Company failing to complete construction and open the amphitheaters intended for the hosting of concerts and events in the greater McKinney, Texas and Tulsa, Oklahoma metropolitan areas by August 14, 2027, or (ii) the reorganization, consolidation, merger or other transaction of the Company with or into any other corporation or corporations or other entities (other than a wholly-owned subsidiary of the Corporation) resulting in the Company’s shareholders immediately prior to such transaction or series of related transactions holding less than 50% of the voting power of the entity surviving or continuing (including the corporation or the entity owning all or substantially all of the assets of the Corporation) following such transaction or series of related transactions (but excluding any merger effected solely for the purposes of changing the domicile of the Corporation).

Company Call Option

The Company may redeem shares of the Series B Preferred Stock at any time after June 16, 2030. Any optional redemption will occur at the price of $15,000.00 per share of Series B Preferred Stock, plus accumulated accrued and unpaid dividends.

Mandatory Redemption

The Company is required to redeem the shares of Series B Preferred Stock at the price of $15,000.00 per share of Series B Preferred Stock, plus accumulated accrued and unpaid dividends, upon (i) the termination by the Company of a binding obligation, agreement or instrument by and between the Company and the holder with respect to certain food, beverage, catering, and concession services, retail services, and custodial, grounds, and facility maintenance services provided by the holder to the Company at the amphitheaters in the greater McKinney, Texas and Tulsa, Oklahoma metropolitan areas and (ii) the holder and the Company do not enter into a successor agreement or arrangement for the continuation of such services.

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Conversion at Option of Holder

At any time, our Series B Preferred Stock is convertible into one share of our Common Stock at $15.00 per share (subject to certain adjustments) at the option of the holder.

Conversion at Option of Company

We may cause the conversion of shares of Series B Preferred Stock into shares of Common Stock at $15.00 per share (subject to certain adjustments) if the last closing trade price for the Common Stock on NYSE American during twenty (20) trading days out of any thirty (30) consecutive trading day period has been at or above $20.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or similar events).

Beneficial Ownership Limitation

The number of shares of Common Stock that may be acquired by a holder of the Series B Preferred Stock is limited such that following the issuance of Common Stock in relation to shares of Series B Preferred Stock, the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended, does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock then issuable) (the “Beneficial Ownership Limitation”). Holders may increase or decrease the Beneficial Ownership Limitation upon at least thirty (30) days’ prior notice to the Company; however, the Beneficial Ownership Limitation may never exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock in relation to the Series B Preferred Stock held by the holder.

Anti-Takeover Effects of Provisions of Our Governance Documents

Certain provisions of our Governance Documents could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. As a consequence, these provisions might also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our Board, and they might also have the effect of preventing changes in our Board or management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our Common Stock, because, among other reasons, the negotiation of such proposals could improve their terms. Provisions in our Governance Documents that may delay, defer, or discourage takeover attempts are described below.

Director Vacancies

Our Bylaws authorize the Board to fix from time to time the number of directors constituting our Board, provided that we must always have at least one director pursuant to our Articles of Incorporation. Furthermore, our Bylaws authorize the Board to fill director vacancies or newly created directorships. These provisions provide the Board with flexibility and control in determining the size and composition of the Board, which may deter a takeover attempt by challenging an acquirer’s ability to gain control of the Company and diluting any of the acquirer’s influence over the Company.

Special Meetings of Shareholders

Our Bylaws provide that special meetings of our shareholders may only be called by the Board or by shareholders entitled to cast at least 25% of the votes at the meeting. The only business that may be conducted at a special meeting is the business covered by the matter or matters set forth in the notice of the special meeting, which must state the general nature of the business to be transacted.

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Advance Notice Requirements

Our Bylaws establish advance notice requirements that shareholders must meet to make any nominations for election to our Board or to submit other business to be acted upon at shareholder meetings. To be timely for purposes of an annual meeting of shareholders, a shareholder’s notice must be received by the Company’s secretary at the Company’s principal executive offices (i) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of shareholders (if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting), or (y) with respect to any other annual meeting of shareholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the tenth day following the date on which the Company first publicly announces the meeting date. To be timely for purposes of a special meeting of shareholders, a shareholder’s notice must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the special meeting or the tenth day following the Company’s public announcement of the meeting date. Our Bylaws also specify certain requirements as to the form and content of shareholder meetings. These provisions may preclude our shareholders from bringing matters or making nominations for directors at our shareholder meetings.

Limitations on Liability and Indemnification of Officers and Directors

Our Articles of Incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the CBCA. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our shareholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; or

●	any transaction from which the director derived an improper personal benefit.

Our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by the CBCA. Subject to certain limitations and exceptions, our Bylaws require us to advance expenses actually and reasonably incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We believe that these indemnification provisions in our Governance Documents and any indemnification agreements are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance. The limitation of liability and indemnification provisions in our Governance Documents may discourage shareholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

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shares eligible for future sale

Future sales of our Common Stock in the public market or the availability of such shares for sale in the public market could adversely affect market prices prevailing from time to time. Of the 40,311,231 shares of Common Stock outstanding prior to this offering, approximately 8,441,800 are freely tradable in the public market without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), or otherwise subject to contractual and legal restrictions on resale. Nevertheless, sales of our Common Stock in the public market after such restrictions lapse or the perception that such sales may occur could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares of our Common Stock outstanding as of date of this prospectus, upon the closing of this offering, 42,035,369 shares of our Common Stock will be outstanding.

Of the shares of Common Stock to be outstanding immediately after the completion of this offering, we expect that all of the shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. All shares of our Common Stock held by existing shareholders immediately prior to the closing of this offering will be “restricted securities” as that term is defined in Rule 144. A portion of those restricted securities will be subject to lock-up agreements and leak-out restrictions described below and, subject to those restrictions, may be offered and sold to the public only if registered under the Securities Act or if an exemption from registration is available, including the exemptions provided by Rule 144 or Rule 701 under the Securities Act, summarized below.

Lock-Up and Leak-Out Agreements

Pursuant to “lock-up” agreements, we and our executive officers and directors and their affiliates have agreed, without the prior written consent of the representative of the underwriters, not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our Common Stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our Common Stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of ours, or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period ending 30 days following the effective date of the registration statement for this offering.

In addition our officers, directors, and certain other shareholders have entered into “leak-out” agreements that contractually restrict their ability to sell or transfer a portion of their shares during the first three-year period in which our Common Stock is listed on a national stock exchange. With respect to non-affiliates who are subject to similar contractual leak-out restrictions, in most cases such persons are, absent a waiver from the Company, prohibited from selling or transferring greater than 10% of their shares in any twelve-month period through November 25, 2027.

Of the 40,311,231 shares of Common Stock that are issued and outstanding as of August 19, 2025:

■	approximately 8,441,800 are freely tradable in the public market without restriction on transfer or subject to contractual “leak-out” restrictions or limitations.

■	31,869,430 are subject to “leak-out” restrictions, of which 6,614,064 are to be released of these restrictions on November 25, 2025; 3,208,885 are to be released of these restrictions on November 25, 2026; 22,042,981 are to be released of these restrictions on November 25, 2027; and 3,500 are scheduled released of these restrictions on November 25, 2028.

Of the aggregate of 14,748,148 shares beneficially owned by our officers and directors as of August 19, 2025:

■	8,630,657 shares are subject to “leak-out” restrictions, of which 1,106,179 are to be released of these restrictions on November 25, 2025; 941,481 are to be released of these restrictions on November 25, 2026; and 6,582,997 are to be released of these restrictions on November 25, 2027.

■	6,117,491 are not subject to the “leak-out” restrictions.

The aforementioned leak-out restrictions terminate if, at any time before November 25, 2025, the closing sales price of the Company’s Common Stock is at or above $25.00 for ten consecutive trading days.

Following the restrictive periods set forth in the agreements described above, and assuming that no parties are released from these agreements and that there is no extension of the restricted period, shares of our Common Stock will be eligible for sale in the public market in compliance with Rule 144 or another exemption under the Securities Act or pursuant to the registration statement of which this prospectus forms a part.

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Rule 144

Affiliate Resales of Restricted Securities

Affiliates of ours must generally comply with Rule 144 if they wish to sell any shares of our Common Stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. The shares of our Common Stock sold in this offering are not considered to be restricted securities.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months, but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the number of shares of our Common Stock then outstanding, which will equal approximately 417,480 shares immediately after the closing of this offering based on the number of shares of Common Stock outstanding as of the date of this prospectus and assuming no exercise of the underwriter’s option to purchase additional shares of our Common Stock; or

●	the average weekly trading volume of our Common Stock on the NYSE American stock exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information, and notice provisions of Rule 144.

Non-Affiliate Resales of Restricted Securities

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our Common Stock. Subject to the leak-out agreements and lock-up agreements described above, those persons may sell shares of our Common Stock that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the registration statement of which this prospectus is a part.

Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our Common Stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our Common Stock for at least six months but less than a year, will be entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Resales of restricted shares of our Common Stock by non-affiliates are not subject to the manner of sale, volume limitation, or notice filing provisions of Rule 144.

Rule 701

Under Rule 701, a shareholder who purchased shares of our Common Stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days is generally permitted to sell its shares of Common Stock in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144.

Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the lock-up and/or leak-out restrictions described below.

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underwriting

ThinkEquity LLC is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has agreed to purchase, on a firm commitment basis and at the assumed public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Common Stock listed next to its name in the following table:

Underwriter	Number of Shares
ThinkEquity LLC
Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of Common Stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of Common Stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of Common Stock offered by this prospectus if any such shares of Common Stock, other than those shares of Common Stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to 258,621 additional shares of our Common Stock at the public offering price less the underwritings discount, solely to cover over-allotments, if any. The representative may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of Common Stock by the underwriters in excess of the total number of shares of Common Stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Discounts, Commissions and Reimbursement

The underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $    per share. If all of the shares of Common Stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the assumed public offering price, underwriting discounts, and commissions and proceeds, before expenses, to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

		Total Without	Total With
		Over-allotment	Over-allotment
	Per Share	Option	Option
Public offering price	$	$	$
Underwriting discounts (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$

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We have also agreed to pay certain of the underwriter’s expenses relating to the offering, including (i) all filing fees and communication expenses relating to the registration of the shares of Common Stock to be sold in the offering (including the securities subject to the over-allotment option granted to the representative of the underwriters) with the SEC; (ii) all filing fees and expenses associated with the review of the offering by FINRA; (iii) all fees and expenses relating to the listing of our Common Stock on the NYSE American, including any fees charges by The Depository Trust for new securities; (iv) all fees, expenses and disbursements relating to background checks of the Company’s officers, directors and entities in an amount not to exceed $5,000 in the aggregate; (v) all fees, expenses and disbursements relating to the registration or qualification of our Common Stock under the “blue sky” securities laws of such states, if applicable, and other jurisdictions as the underwriter may reasonably designate; (vi) all fees, expenses and disbursements relating to the registration, qualification or exemption of our securities under the securities laws of such foreign jurisdictions as the underwriter may reasonably designate; (vii) the costs of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, any blue sky surveys and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the underwriter may reasonably deem necessary; (viii) the costs and expenses of our public relations firm; (ix) the costs of preparing, printing and delivering certificates representing our shares of Common Stock; (x) fees and expenses of the transfer agent for our Common Stock; (xi) stock transfer and/or stamp taxes, if any, payable upon the transfer of shares of our Common Stock from us to the underwriter; (xii) the costs associated with post-Closing advertising the offering in the national editions of the Wall Street Journal and New York Times; (xiii) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which the Company or its designee will provide within a reasonable time after the Closing in such quantities as the underwriter may reasonably request, in an amount not to exceed $3,000; (xiv) the fees and expenses of our accountants; (xv) the fees and expenses of our legal counsel and other agents and representatives; (xvi) the fees and expenses of the underwriter’s legal counsel not to exceed $125,000; (xvii) the $29,500 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the offering; (xviii) $10,000 for data services and communications expenses; (xix) up to $10,000 of the underwriter’s actual accountable “road show” expenses; and (xx) up to $15,000 of the underwriter’s market making and trading, and clearing firm settlement expenses for this offering; provided, however, that the total costs and expenses relating to this offering for which we will reimburse the underwriters shall not exceed $180,000.

Our total estimated expenses of the offering, including registration and filing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $175,000.

Representative’s Warrants

Upon completion of this offering, we have agreed to issue to the representative of the underwriters warrants to purchase 86,207 shares of Common Stock, or 99,138 shares of Common Stock if the over-allotment option is exercised in full. The representative’s warrants will be exercisable at a per share exercise price of $21.75, which is equal to 125% of the assumed public offering price per share in this offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing 180 days following the commencement of sales of the securities issued in this offering.

The representative’s warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering. In addition, the representative’s warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the representative’s warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the representative’s warrant exercise price or underlying shares will not be adjusted for issuances of shares of Common Stock at a price below the warrant exercise price.

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Lock-Up and Leak-Out Agreements

Pursuant to “lock-up” agreements, we and our executive officers and directors and their affiliates have agreed, without the prior written consent of the representative of the underwriters, not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our Common Stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our Common Stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of ours, or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period ending 30 days following the effective date of the registration statement for this offering.

In addition, our officers and directors who collectively beneficially hold an aggregate of 14,748,148 shares of Common Stock have entered into Leak-Out Agreements with the Company, which, as described above, apply to a portion of their holdings during the first three years of our Common Stock being listed on a stock exchange, contractually cap the number of shares they may sell or transfer at defined intervals.

See “Shares Eligible for Future Sale – Lock-Up and Leak-Out Agreements” on page 30 of this prospectus.

Determination of Offering Price

The public offering price of the shares of our Common Stock that we are offering was negotiated between us and the underwriter based on, among other things, our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering, and such other factors as were deemed relevant.

Right of First Refusal

In connection with this offering, the representative shall have an irrevocable right of first refusal after the date this offering is completed through March 31, 2026 (the “ROFR Period”), to act as sole and exclusive investment banker, sole and exclusive book-runner, sole and exclusive financial advisor, sole and exclusive underwriter and/or sole and exclusive placement agent, at the underwriter’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all equity linked financings (subject to certain exclusions and each, a “Subject Transaction”), during the ROFR Period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the representative for such Subject Transactions. For the avoidance of any doubt, the company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of the representative. The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation. If the Company terminates the engagement of the representative for cause, in compliance with FINRA Rule 5110(g)(5)(B), then no such right of first refusal will be granted to the representative.

NYSE American Listing

Our Common Stock is listed on the NYSE American under the symbol “VENU.” As such, shares of Common Stock sold in this offering will be listed on the NYSE American.

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Other

From time to time, certain of the underwriter and/or its affiliates may in the future provide various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriter and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock. Specifically, the underwriter may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our Common Stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of Common Stock over-allotted by the underwriter is not greater than the number of shares of Common Stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of Common Stock involved is greater than the number of shares Common Stock in the over-allotment option. To close out a short position, the underwriter may elect to exercise all or part of the over-allotment option. The underwriter may also elect to stabilize the price of our Common Stock or reduce any short position by bidding for, and purchasing, Common Stock in the open market.

The underwriter may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of Common Stock in this offering because the underwriter repurchases the shares of Common Stock in stabilizing or short covering transactions.

Finally, the underwriter may bid for, and purchase, shares of our Common Stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Common Stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of Common Stock are traded, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriter or its affiliates may engage in passive market making transactions in our Common Stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our Common Stock in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our Common Stock during a specified two-month prior period or 200 shares of Common Stock, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Indemnification

We have agreed to indemnify the underwriter against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some, or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriter may be required to make for these liabilities.

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Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter or by its affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our Common Stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our Common Stock in any jurisdiction where action for that purpose is required. Accordingly, our Common Stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our Common Stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The offering of our Common Stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where our Common Stock may be offered and sold, and therein may only be made with investors that are purchasing, or deemed to be purchasing, as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any offer and sale of our Common Stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein our Common Stock is offered and/or sold or, alternatively, where such registration is not required.

Any resale of our Common Stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which require resales to be made in accordance with an exemption from, or in a transaction not subject to, prospectus requirements under applicable Canadian securities laws. These resale restrictions may under certain circumstances apply to resales of the Common Stock outside of Canada.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non- Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

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Upon receipt of this prospectus, each Québec investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur québecois confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg, and Netherlands

In relation to each Member State of the European Economic Area that has implemented the Directive 2003/71/EC (the “Prospectus Directive”; each such Member State, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), our securities will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of our securities may be made to the public in that Relevant Member State at any time:

●	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or

●	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and securities to be offered so as to enable an investor to decide to purchase or subscribe securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

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This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The securities may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation No. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

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Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it, or the information contained in it, to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it, or the information contained in it, to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

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Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the Allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together, the relevant persons). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Legal Proceedings

Venu from time to time, and in the ordinary course of its business, may become a party to legal proceedings or governmental inquiries on various aspects of its business, including noise ordinances, traffic and safety issues, construction and development, capitalization, and other issues.

On August 20, 2025, the Company and two of its subsidiaries, Sunset at Mustang Creek, LLC and Sunset at Broken Arrow, LLC, received a subpoena duces tecum from the Oklahoma Division of Securities (the “ODS”). The two subpoenas require production of documents related to any offering of securities in the State of Oklahoma. The ODS has not asserted any securities violations by the Company or its subsidiaries. The Company is fully cooperating with the ODS.

legal matters

The validity of the shares of Common Stock offered hereby will be passed upon for us by Dykema Gossett PLLC, Milwaukee, Wisconsin. Sheppard, Mullin, Richter & Hampton LLP, New York, New York, has acted as counsel for the underwriters.

experts

Venu’s consolidated financial statements as of December 31, 2024 and 2023, and for the years then ended, incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, on file with the SEC, have been so included in reliance on the report of Grassi & Co., CPAs, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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information incorporated by reference

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. You should refer to the registration statement, including the exhibits and schedules attached to the registration statement and the information incorporated by reference, for further information about us and the securities being offered pursuant to this prospectus. The documents we are incorporating by reference into this prospectus are:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 31, 2025;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, filed on May 15, 2025, and June 30, 2025, filed on August 14, 2025;

●	Our Current Reports on Form 8-K filed on January 17, 2025, January 29, 2025, April 24, 2025, May 8, 2025, May 16, 2025, June 10, 2025, June 17, 2025, and June 26, 2025.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements and information statements.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests to our corporate secretary, who can be contacted at 1755 Telstar Drive, Suite 501, Colorado Springs, Colorado 80920 or (719) 895-5483. You may also access these documents, free of charge on the SEC’s website at www.sec.gov.

where you can find additional information

We have filed with the SEC a registration statement on Form S-1 relating to the shares of Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and the shares of Common Stock offered by this prospectus, we refer you to the full registration statement, including its exhibits and schedules, filed under the Securities Act.

The SEC maintains a website at http://www.sec.gov that contains reports, information statements, and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus constitutes a part, and the exhibits and schedules thereto can be downloaded from the SEC’s website. We file annual, quarterly, and current reports, proxy statements and other information with the SEC. These reports and other information may be obtained from the SEC’s website as provided above.

We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, https://venu.live, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

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1,724,138 Shares of Common Stock

Venu Holding Corporation

PRELIMINARY PROSPECTUS

ThinkEquity

              , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority (FINRA) filing fee and the exchange listing fee:

Amount to be Paid
Securities and Exchange Commission registration fee	$5,612
FINRA filing fee	5,999
Legal fees and expenses	175,000
Accounting fees and expenses	25,000
Miscellaneous	25,000

Total	$236,611

Item 14. Indemnification of Directors and Officers

Venu Holding Corporation is incorporated under the laws of the State of Colorado. Section 7-109-102(1) of the Colorado Business Corporations Act (the “CBCA”) eliminates or limits a director’s personal liability to a corporation and its stockholders in proceedings brought against the director for its conduct if: (a) the director was acting in good faith; (b) the director reasonably believed that its conduct was (i) in the corporation’s best interests if carried out in the director’s official capacity with the corporation, or (ii) at least not opposed to the corporation’s best interests in all other cases; and (c) if facing criminal proceedings, the director had no reasonable cause to believe its conduct was unlawful. Section 7-109-103 of the CBCA further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation.

Section 7-109-102(4) of the CBCA, however, limits the extent to which a corporation can indemnify directors if the director is adjudged liable in (1) a derivative proceeding brought by or on behalf of the corporation, in which case the corporation’s indemnification is limited to reimbursing the director for reasonable expenses related to the proceeding if the director otherwise meets the burden for indemnification under Section 7-109-102(1), or (2) a proceeding charging that the director derived an improper personal benefit, whether or not in the director’s official capacity, in which case the corporation is fully prohibited from indemnifying the director.

Section 7-109-104 of the CBCA permits a corporation to advance expenses to a director, and Section 7-109-107(1)(c) of the CBCA permits a corporation to indemnify and advance litigation expenses to officers, employees, and agents who are not directors to a greater extent than directors if consistent with law and provided for by the corporation’s bylaws, a resolution of directors or shareholders, or a contract between the corporation and the officer, employee, or agent.

Our Bylaws further provide that to the fullest extent permitted by the CBCA, the Company may purchase and maintain insurance, in such amounts and against such risks as the Board deems appropriate, on behalf of any person who is or was a director or officer of the Company or who is or was serving at the Company’s request as a director or officer of any other corporation, partnership, limited liability company, joint venture, trust, or employee benefit plan, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of the status as such, whether or not the Company would have the power to indemnify such person against such liability under the Bylaws.

II-1

The goal of these provisions is to protect a corporation’s directors and officers against, and to limit their potential liability for monetary damages resulting from, suits alleging the director or officer breached its duty of care to the corporation and its shareholders. As a consequence of these provisions, shareholders of the Company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in the performance of their duties unless such conduct meets the requirements of Colorado law to impose such liability. These provisions, however, do not alter the applicable standards governing a director’s or officer’s fiduciary duty and do not eliminate or limit the right of the Company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Pursuant to our Governance Documents and in accordance with the provisions of Section 7-109-102 of the CBCA, no director of the Company will be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to us or our shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) any transaction from which the director derived an improper personal benefit.

In accordance with our Bylaws, the right of each of our directors and officers to indemnification and advancement of expenses will not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of our Governing Documents, agreement, vote of shareholders, or otherwise.

In any underwriting agreement we enter into in connection with the sale of the Common Stock being registered hereby, the underwriter will agree to indemnify, under certain conditions, the Company, our directors, our officers, and persons who control us within the meaning of the Securities Act, against certain liabilities.

Our Governance Documents do not include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

Between July 2021 and February 2022, we issued an aggregate principal amount of $4,243,808 in convertible promissory notes together with warrants exercisable to acquire equity securities of the Company to a total of 39 investors. All investors in the offering were accredited investors, and the promissory notes and warrants were offered and sold in reliance on the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(c) promulgated thereunder. All of these promissory notes were subsequently converted into equity securities of the Company in accordance with Section 3(a)(9) of the Securities Act.

During calendar year 2022, we granted a total of 2,515,155 warrants exercisable to purchase our equity securities for compensatory purposes. These warrants were issued for compensatory purposes (in lieu of options or other forms of equity awards) and, in substantially all cases, vest ratably over a four-year term. To the extent warrant grants constitute an offer or sale under the Securities Act, they are granted in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Between June 2022 and June 2023, we issued an aggregate of 1,219,455 shares of Common Stock in a private offering to a total of 135 accredited investors. The shares were offered and sold in reliance on the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(c) promulgated thereunder.

II-2

During calendar year 2023, we granted a total of 307,500 warrants exercisable to purchase our equity securities for compensatory purposes. These warrants were issued for compensatory purposes (in lieu of options or other forms of equity awards) and, in substantially all cases, vest ratably over a four-year term. To the extent warrant grants constitute an offer or sale under the Securities Act, they are granted in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In December 2023 we commenced a private placement of our Common Stock and conducted rolling closings of that offering that, in total, resulted in the issuance of an aggregate of 3,497,591 shares of Common Stock in a private offering to a total of 194 accredited investors. The shares were offered and sold in reliance on the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(c) promulgated thereunder.

In January 2024, we issued a convertible promissory note to a single accredited investor (and between June 2024 and September 2024, 47,524 shares of Common Stock have been issued to satisfy certain obligations owed to the holder). In consideration for that investor and Mr. Roth each serving as a guarantor of that promissory note, in January 2024, the Company issued to the investor and Mr. Roth a warrant exercisable to purchase 500,000 shares of our Common Stock. These issuances were effected in reliance on the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

In January 2024, we issued a consultant 700,000 shares of our Common Stock in consideration for services rendered to the Company. The shares were offered and sold in reliance on the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

Between January 1, 2024 and July , 2025, we granted a total of 1,785,750 warrants and options exercisable to purchase our equity securities for compensatory purposes. These warrants and options were issued for compensatory purposes (in lieu of options or other forms of equity awards) and, in substantially all cases, vest ratably over a four-year term. To the extent warrant grants constitute an offer or sale under the Securities Act, they are granted in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In June 2024, Venu purchased 100% of the membership units of 13141 BP, LLC from its members for a total purchase price of $2,761,000 using equity. Under the terms of the purchase agreement, Venu issued 276,100 shares of Common Stock to the members. The shares were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In January 2025, we issued a consultant 10,000 shares of our Common Stock in consideration for services rendered to the Company. The shares were offered and sold in reliance on the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

On January 14, 2025 the Company granted a total of 2.5 million stock options pursuant to the Amended and Restated 2023 Omnibus Incentive Compensation Plan to an officer and other Company service providers. These options were granted in consideration for services and in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

The Company issued a $6,000,000 principal amount convertible promissory note on February 28, 2025, with a maturity date three years from the date of issuance. The interest rate is 12% per annum and paid quarterly in cash or shares of the Company’s Common Stock at the conversion price. The conversion price is defined as 100% of the average daily closing sale price of the Company’s Common Stock during the 10 consecutive trading days immediately prior to the applicable payment date. The lender was also issued a warrant that is exercisable to acquire 300,000 shares of Common Stock at an exercise price of $12.50 per share. The convertible promissory note and warrant was in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On April 4, 2025, the Company issued two convertible promissory notes having an aggregate principal amount of $6,000,000 in total principal amount convertible promissory note, with a maturity date three years from the date of issuance. The interest rate is 12% per annum and paid quarterly in cash or shares of the Company’s Common Stock at the conversion price. The conversion price is defined as 100% of the average daily closing sale price of the Company’s Common Stock during the 10 consecutive trading days immediately prior to the applicable payment date. The lenders were issued warrants that, in the aggregate, are exercisable to acquire 300,000 shares of Common Stock at an exercise price of $12.50 per share. Each convertible promissory note and warrant was in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

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On May 6, 2025, the Company issued two convertible promissory notes having an aggregate principal amount of $6,000,000 in total principal amount convertible promissory note, with a maturity date three years from the date of issuance. The interest rate is 12% per annum and paid quarterly in cash or shares of the Company’s Common Stock at the conversion price. The conversion price is defined as 100% of the average daily closing sale price of the Company’s Common Stock during the 10 consecutive trading days immediately prior to the applicable payment date. The lenders were issued warrants that, in the aggregate, to acquire 300,000 shares of Common Stock at an exercise price of $12.50 per share. Each convertible promissory note and warrant was in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On June 3, 2025, we issued 1,007,292 shares of our Common Stock to KWO, LLC in full satisfaction of a convertible note originally issued to KWO, LLC in January 2024. The shares were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On June 16, 2025, we issued 675 shares of Series B 4.0% Cumulative Redeemable Convertible Preferred Stock to Aramark Sports and Entertainment Services, LLC, with an aggregate purchase amount of $10.125 million. Each share of Series B Preferred Stock is convertible into 1,000 shares of Common Stock. The shares were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In April 2025, we issued a consultant 10,000 shares of our Common Stock in consideration for services rendered to the Company. The shares were offered and sold in reliance on the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

In May 2025, we issued a consultant 10,000 shares of our Common Stock in consideration for services rendered to the Company. The shares were offered and sold in reliance on the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

On June 22, 2025, we issued 1,542,367 shares of Common Stock in full satisfaction of all principal and accrued interest due under certain promissory notes. The shares were offered and sold in reliance on the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

On July 22, 2025, we issued 103,667 shares of Common Stock upon the conversion of a secured promissory note to satisfy 50% of the outstanding obligations owed thereunder. The shares were offered and sold in reliance on the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

In each transaction in which we relied on Section 4(a)(2) of the Securities Act and/or Rule 506(b) promulgated thereunder, we did not engage in any general solicitation or advertising, and we offered the securities to a limited number of persons with whom we had pre-existing relationships. We exercised reasonable care to ensure that the purchasers of securities were not underwriters within the meaning of the Securities Act, including making reasonable inquiry prior to accepting any subscription, making written disclosure regarding the restricted nature of the securities, and placing a legend on the certificates representing the shares. In each case, the offerees were provided with a subscription agreement detailing the restrictions on transfer of the shares and eliciting their investment intent. Further, stop-transfer restrictions were placed with our transfer agent and a restrictive legend was placed on the certificate in connection with these offerings. In addition, sales in the transactions exempt under Rule 506(b) were made exclusively to what the Company reasonably believed were accredited investors as defined in Rule 501 of the Securities Act. The recipients of securities in each of these transactions acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

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In cases where we relied on Rule 506(c) promulgated under the Securities Act, we received information and documentation sufficient to verify that each investor qualified as an accredited investor.

No underwriters were involved in the above transactions.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules not listed have been omitted because the information required to be set forth therein is not applicable, not material or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii), and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference into this registration statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)	For purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to the Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and;

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. sell.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1*	Amended and Restated Articles of Incorporation, dated September 6, 2024
3.2	Certificate of Designation, Preferences, and Rights of Series B 4% Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed on June 17, 2025)
3.3	Form of Revocation for Series A.0% Cumulative Redeemable Convertible Preferred Stock
3.4*	Bylaws of Notes Live, Inc., dated April 5, 2022
4.1	Specimen Certificate representing shares of Common Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024)
4.2*	Form of Representative’s Warrant (included as Exhibit A to Exhibit 1.1)
4.3*	Notes Live, Inc. Form of Compensatory Warrant
5.1	Opinion of Dykema Gossett PLLC
10.1*#	Amended and Restated 2023 Omnibus Incentive Compensation Plan
10.2	Form of Form of Incentive Stock Option Award Agreement under 2023 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.57 to the Company’s Form 10-K for the year ended December 31, 2024)
10.3	Form of Non-qualified Stock Option Award Agreement under 2023 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.58 to the Company’s Form 10-K for the year ended December 31, 2024)
10.4*#	Employment Agreement dated June 6, 2023 between Notes Live, Inc. and J.W. Roth
10.5*	Form of Stock Leak-Out Agreement between Notes Live, Inc. and certain holders of the Common Stock of Notes Live, Inc. named therein
10.6*#	Chapter 380, Grant, and Development Agreement between City of McKinney, Texas, McKinney Economic Development Corporation, McKinney Community Development Corporation, and Notes Live, Inc., dated April 16, 2024
10.7*	TAD Development Agreement between GA HIA, LLC and the City of Gainesville, Georgia, dated September 12, 2022
10.8*	Economic Development Agreement between Sunset at Broken Arrow, LLC, Broken Arrow Economic Development Authority, and City of Broken Arrow, Oklahoma, dated October 3, 2023
10.9*	First Amendment to Economic Development Agreement between Sunset at Broken Arrow, LLC, Broken Arrow Economic Development Authority, and City of Broken Arrow, Oklahoma, dated January 31, 2024
10.10*	Second Amendment to Economic Development Agreement between Sunset at Broken Arrow, LLC, Broken Arrow Economic Development Authority, and City of Broken Arrow, Oklahoma, dated February 20, 2024
10.11*	Third Amendment to Economic Development Agreement between Sunset at Broken Arrow, LLC, Broken Arrow Economic Development Authority, and City of Broken Arrow, Oklahoma, dated March 5, 2024
10.12*	Fourth Amendment to Economic Development Agreement between Sunset at Broken Arrow, LLC, Broken Arrow Economic Development Authority, and City of Broken Arrow, Oklahoma, dated March 5, 2024
10.13*	Purchase and Sales Agreement between Sunset at Broken Arrow, LLC and City of Broken Arrow, Oklahoma, dated March 6, 2024
10.14*†	Exclusive Operating Agreement dated June 14, 2023 by and between AEG Presents – Rocky Mountains, LLC and Notes Live, Inc.
10.15*	Guarantees Fee Agreement dated February 2024 by and between Notes Live, Inc. and J. W. Roth
10.16*	Lease Agreement between Bourbon Brothers, LLC and Bourbon Brothers Smokehouse and Tavern Colorado Springs, LLC d/b/a Southern Hospitality Southern Kitchen, LLC, dated May 29, 2013
10.17*	First Amendment to Lease Agreement between Bourbon Brothers, LLC, Bourbon Brothers Southern Kitchen Colorado Springs, LLC, and Bourbon Brothers Holding Corporation, dated June 1, 2014
10.18*	Assignment and Transfer of Lease Agreement between Bourbon Brothers, LLC d/b/a Hospitality Income & Asset, LLC, Bourbon Brothers Smokehouse and Tavern CS, LLC, Art Dimensions, Inc. d/b/a Southern Concepts Restaurant Group, Inc., and Bourbon Brothers Smokehouse and Tavern Colorado Springs, LLC d/b/a Southern Hospitality Southern Kitchen, LLC, dated March 27, 2017
10.19*	Lease Agreement between Hospitality Income & Asset, LLC and Bourbon Brothers Presents, LLC, dated October 23, 2018
10.20*	First Amendment to Lease Agreement between Hospitality Income & Asset, LLC and Bourbon Brothers Presents, LLC, dated April 1, 2022
10.21*	Lease Agreement between GA HIA, LLC and Bourbon Brothers Smokehouse and Tavern GA, LLC, dated April 7, 2022

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10.21*	Loan Authorization and Agreement dated May 4, 2020 between Bourbon Brothers Entertainment LLC and U.S. Small Business Administration
10.22*	Commercial Promissory Note dated May 26, 2022 delivered by GA HIA, LLC in favor of Pinnacle Bank
10.23*	Unlimited Continuing Guaranty by Jay William Roth as guarantor of the obligations of GA HIA, LLC in favor of Pinnacle Bank
10.24*	Change in Terms Agreement between GA HIA, LLC and Pinnacle Bank, dated December 28, 2022
10.25*	Commercial Construction to Permanent Loan Agreement between GA HIA, LLC and Pinnacle Bank, dated December 28, 2022
10.26*	Agreement for Purchase and Sale of Real Property between Northgate Properties, LLC and Notes Live Real Estate and Development, LLC, dated March 14, 2023
10.27*	Agreement for Purchase and Sale of Real Property between Northgate Properties, LLC and Notes Live Real Estate and Development, LLC, dated April 14, 2023
10.28*	Purchase and Sale Agreement between GA HIA, LLC and the Gainesville Redevelopment Authority, dated June 22, 2021
10.29*	Change in Terms Agreement between Hospitality Income & Asset, LLC and Integrity Bank & Trust, dated July 1, 2021
10.30*	Unsecured Promissory Note delivered by Notes Live, Inc. in favor of The Sunset Amphitheater LLC, dated March 15, 2023
10.31*	Operations Sublease Agreement between Notes Live Foundation and Sunset Operations, LLC, dated August 21, 2024
10.32*	Assignment and Assumption of Leases between GA HIA, LLC and Matthew R. Craddock, as Trustee under the Matthew R. Craddock Irrevocable Trust Dated November 5, 2020
10.33*	Commercial Construction to Permanent Loan Agreement between GA HIA, LLC and Pinnacle Bank, as guaranteed by Jay William Roth, dated May 26, 2022
10.34*	Limited Continuing Guaranty by Matthew R. Craddock Irrevocable Trust in favor of Pinnacle Bank, dated December 28, 2022
10.35*	Limited Continuing Guaranty by Old Mill, LLC in favor of Pinnacle Bank, dated December 28, 2022
10.36*	Licensing Agreement between Notes Live, Inc. and Roth Premium Foods, LLC, dated May 18, 2022
10.37*	Ticketing Services Agreement between Notes Live, Inc. and AXS Group LLC, dated May 1, 2023
10.38*	First Amendment to Ticketing Services Agreement between Notes Live, Inc. and AXS Group LLC, dated March 29, 2024
10.39*	Second Amendment to Ticketing Services Agreement between Notes Live, Inc. and AXS Group LLC, dated March 29, 2024
10.40*	Purchase and Sale Agreement between Notes Live, Inc. and the City of El Paso, Texas, dated June 24, 2024
10.41*	First Amendment to Purchase and Sale Agreement between Notes Live, Inc. and the City of El Paso, Texas, dated August 29, 2024
10.42*	Second Amendment to Purchase and Sale Agreement between Notes Live, Inc. and the City of El Paso, Texas, dated October 28, 2024
10.43*	Chapter 380 Economic Development Program Agreement between Notes Live, Inc. and the City of El Paso, Texas, dated July 2, 2024
10.44	First Amendment to Chapter 380 Economic Development Program Agreement between Venu Holding Corporation and the City of El Paso, TX (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed on April 24, 2025)
10.45*†	Naming and Sponsorship Rights Agreement between Sunset Operations, LLC and Mountain States FDAF, dated May 15, 2024
10.46*	Ground Lease Agreement between Notes CS 1 MT, LLC and Sunset Amphitheater, LLC, dated August 21, 2024
10.47*	Operations Lease Agreement between Sunset Amphitheater, LLC and Notes Live Foundation, dated August 21, 2024
10.48*	First Amendment to Operations Lease Agreement between Sunset Amphitheater, LLC and Notes Live Foundation, dated September 24, 2024
10.49*	First Amendment to Operations Sublease Agreement between Notes Live Foundation and Sunset Operations, LLC, dated September 24, 2024

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10.50*	First Amendment to Chapter 380, Grant, and Development Agreement between City of McKinney, Texas, McKinney Economic Development Corporation, McKinney Community Development Corporation, and Notes Live, Inc., dated October 15, 2024
10.51	Second Amendment to Chapter 380, Grant, and Development Agreement between City of McKinney, Texas, McKinney Economic Development Corporation, McKinney Community Development Corporation, and Notes Live, Inc., dated December 3, 2024 (incorporated by reference to Exhibit 10.55 to the Company’s Form 10-K for the year ended December 31, 2024)
10.52	Guarantee Fee Agreement between Sunset at McKinney LLC, JW Roth, and Kevin O’Neil (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024)
10.53

Form of Secured Convertible Promissory Note to the lender named therein dated February 28, 2025 (incorporated herein by reference to Exhibit 10.56 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025)

10.54	Credit Agreement dated May 27, 2025, between Venu Holding Corporation and The Pueblo Bank and Trust Company d/b/a PB&T Bank (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed on June 2, 2025)
10.55	Draw Down Term Loan Promissory Note dated May 27, 2025, given by Venu Holding Corporation in favor of The Pueblo Bank and Trust Company d/b/a PB&T Bank (incorporated herein by reference to Exhibit 10.2 to the Company’s Form 8-K filed on June 2, 2025)
10.56	Security Agreement dated May 27, 2025, between Venu Holding Corporation and The Pueblo Bank and Trust Company d/b/a PB&T Bank (incorporated herein by reference to Exhibit 10.3 to the Company’s Form 8-K filed on June 2, 2025)
10.57†	Binding Letter of Intent dated June 9, 2025, between Venu Holding Corporation and Aramark Sports and Entertainment Services, LLC (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed on June 10, 2025)
14.1*	Code of Business Conduct and Ethics
21.1	List of Subsidiaries of Venu Holding Corporation
23.1	Consent of Dykema Gossett PLLC (included as part of Exhibit 5.1)
23.2	Consent of Grassi & Co., CPAs, P.C., independent registered public accounting firm
24.1	Power of Attorney (reference is made to the signature page to the Registration Statement)
107	Filing Fee Table

+	To be filed by amendment.
*	Incorporated herein by reference to the corresponding exhibit to the Company’s Form S-1 filed on November 12, 2024 (File No. 333-281271).
#	Management contract or compensatory plan.
†	Certain portions of this exhibit have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Colorado Springs, Colorado, on August 22, 2025.

Venu Holding Corporation

By:	/s/ JW Roth
JW Roth
Founder, Chief Executive Officer, and Chairman

POWER OF ATTORNEY

Each of the undersigned officers and directors of Venu Holding Corporation hereby constitutes and appoints JW Roth and Heather Atkinson and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including pre- or post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JW Roth	Chief Executive Officer, Chairman, and Director (Principal Executive Officer)	August 22, 2025
JW Roth

/s/ Heather Atkinson	Chief Financial Officer, Secretary, Treasurer, and Director (Principal Financial and Accounting Officer)	August 22, 2025
Heather Atkinson

/s/ Mitchell Roth	Director	August 22, 2025
Mitchell Roth

/s/ Steve Cominsky	Director	August 22, 2025
Steve Cominsky

/s/ Matt Craddock	Director	August 22, 2025
Matt Craddock

/s/ Thomas Finke	Director	August 22, 2025
Thomas Finke

/s/ David Lavigne	Director	August 22, 2025
David Lavigne

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